UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Service Corporation International
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SERVICE CORPORATION INTERNATIONAL

Proxy Statement and 2020 Annual Meeting Notice

OUR GUIDING PRINCIPLES

Our purpose

A company that is dedicated to compassionately supporting families during their most difficult times, celebrating the significance of life, and preserving memories that transcend generations, with dignity and honor.

Our values

Respect

Integrity

Service excellence

Enduring relationships

Our vision

Celebrating life with dedication, excellence and innovation.

Dignity Memorial · Dignité · Funeraria Del Angel · advantage Funeral & Cremation Services · National Cremation · Neptune Society America's Most Trusted Cremation Services

To view our full family of brands, visit www.sci-corp.com/about/our-brands

As used herein, all references to "SCI" or "Service Corporation International" or the "Company" refer to Service Corporation International and all of its affiliated companies.

Dear Shareholders,
Currently, the impact of COVID-19 is having a devastating effect on our global health and economies. During this unprecedented time, we remain deeply committed to the health and well-being of our client families, employees, and communities. We will continue to provide exceptional service to our client families during their time of need and will manage through this crisis with safety and service as our main focus.
We are also committed to meeting the needs of our shareholders and will hold the Service Corporation International 2020 Annual Shareholder Meeting on Wednesday, May 13, 2020 at 8:00 a.m. Central Standard Time located at the Company's Headquarters in Houston, TX.
As Directors, our focus is overseeing the Company's business strategies, risk management, talent development, environmental, social, governance (ESG) practices, and succession planning to ensure alignment with SCI's vision of sustainable long-term growth. We take seriously the trust you place in us by your purchase of Service Corporation International shares, and we are honored to be stewards of your Company.
Over the past several years, we have made significant changes to our Board composition, leadership structure, and governance practices. Since 2012, we have added four new independent Directors, which has resulted in a reduction in the average tenure and average age of our Board. These efforts have also increased ethnic and gender diversity on our Board by 30%. The Board comprises individuals who offer unique skill sets, as well as professional experience and background in overseeing the Company’s strategy. Currently, the Board is 80% independent and our Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors.
Tony Coelho was appointed to the newly created role of Lead Independent Director in 2016 and in 2018, the Company’s Bylaws were updated to expand his responsibilities. In 2017, Director fees were reduced to align Director compensation with our peers. In 2018, we successfully declassified the Board, eventually allowing all Directors to be eligible for reelection each year starting with the 2021 Annual Shareholder’s Meeting. Also in 2018, we eliminated or reduced certain supermajority voting requirements in our Articles of Incorporation and Bylaws.
Building on our ESG practices discussed in the 2019 Proxy, we updated the Company’s Bylaws in November 2019 to reflect our decision that the Nominating and Corporate Governance Committee has oversight responsibility for the Company’s ESG practices. This year's Proxy includes ESG governance updates and a refreshed Proxy Statement. Additionally, you will find new or enhanced disclosures relating to the Board’s oversight of Company culture, succession planning, and Board recruitment efforts.
Lastly, in response to shareholder feedback through our shareholder outreach program, we recently implemented certain executive compensation changes such as adding a normalized return on equity modifier to the total shareholder return long-term incentive plan and changing the performance units to be denominated in SCI shares rather than dollars in order to more closely align executive pay with performance. We also added an on-line reputation score modifier to our 2020 incentive compensation plan and enhanced our disclosures regarding executive pay-for-performance. These efforts have improved the advisory “say-on-pay” proposal ratings from 75% of the votes cast in 2015 to over 91% at the 2019 Annual Shareholder Meeting.
These governance changes have resulted in greater transparency and trust with shareholders, and we look forward to continuing to deliver strong operating results and shareholder value. Thank you for the trust you place in us and for your continued investment in Service Corporation International.
Sincerely,

Anthony L. Coelho Lead Independent Director	Thomas L. Ryan President, Chairman, and CEO	Alan R. Buckwalter, III	Jakki L. Haussler

Victor L. Lund	Clifton H. Morris, Jr.	Ellen Ochoa	Sara Martinez Tucker

W. Blair Waltrip	Marcus A. Watts

Date and Time:	Place:	Record Date:
Wednesday, May 13, 2020 at 8:00 a.m. Central Time	Service Corporation International Conference Center, Heritage I & II 1929 Allen Parkway Houston, Texas 77019	March 16, 2020

Voting Matters

Proposal		Board Recommendation	Page Number
1.	Election of Seven Directors	✓ FOR each Director nominee	16
2.	Ratify the Selection of PricewaterhouseCoopers LLP, Our Independent Registered Public Accounting Firm	✓ FOR	35
3.	"Say-on-Pay" Advisory Vote to Approve Named Executive Officer Compensation	✓ FOR	38

How to Vote

By Internet	By Telephone	By Mail	In Person
Vote your shares at www.proxyvote.com.	Call toll-free number 1-800-690-6903.	Sign, date, and return the enclosed proxy card or voting instruction form.	To attend the meeting in person, you will need proof of your share ownership and valid picture I.D.
Have your Notice of Internet Availability or proxy card in hand for the 16-digit control number.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Shareholders Meeting to be held May 13, 2020:
For 2020, there is an annual meeting website to make it even easier to access our annual meeting materials. At the annual meeting website, you can find an overview of the items for voting, our Proxy Statement and annual report to read online or to download, and a link to vote your shares. This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the enclosed proxy card are first mailed to shareholders beginning on or about March 27, 2020 and are available at the Annual meeting website at:
https://www.sci-corp.com/annual-meeting

2020 Proxy Statement 1

Tom Ryan answers questions received from shareholders over the course of 2019

How do you plan to remain relevant with the changing nature of consumers?
As the largest consolidated deathcare company in North America, we serve over 300,000 families each year. We want to stay ahead of trends in our industry that are important to the client families we serve. We are constantly evolving to meet the varying preferences and needs of our customers and we believe that remaining relevant is key to generating revenue growth. Whether a customer chooses burial or cremation, Baby Boomers are redefining funeral customs by transitioning away from traditional mourning to a personalized celebration of life ceremony.
Throughout 2019, we began to further develop our strategy to attract and serve growing segments of future customers. To gain deeper insights into that customer, we commissioned a comprehensive customer segmentation study. The study validated many of our beliefs around our traditional customer base, but also raised our awareness of the varying desires of growing customer segments that prefer a more uplifting service, often referred to as a celebration of life. These customers, who we have identified as celebrators, prefer a less traditional gathering with more interaction, more participation, and more personalization.
We are taking insights from the study to enhance many of our current offerings to be more responsive to these changing customer preferences. In late 2019, we selected a number of markets where our research shows higher concentrations of celebrators and have begun investing in expanding celebration of life service offerings. These services could be very simple or very elaborate depending on the customer’s desires. We have also continued repurposing certain spaces in our facilities to become more flexible with event rooms allowing us to further expand our catering offerings and celebrant services in these markets. We have replaced the casket selection process by offering a digital presentation of options that allows the customer to choose merchandise and services including unique celebration, catering, and celebrant services.
In our funeral business, we focus on memorialization merchandise and services that will be meaningful to both our burial and cremation customers. The trend towards cremation requires us to be much more flexible in providing products and services. We have developed cremation service packages, which may or may not include a celebratory memorialization. The cremation trend is one that we are familiar with and has allowed us to develop a broader range of cremation service offerings, which better align our value proposition with a variety of customer preferences from very simple to full service.
In our cemetery business, we continue our focus on revenue growth by increasing the number of high-end and unique cremation property development options.  Our “Landmark Estates” development strategy expands across the cemetery network, increases the number of exclusive, one of a kind estate developments and private mausoleums that capture a family's vision and commemorate a legacy of a life well lived.  We have expanded our cremation property developments to meet the increased demand for more personalized options such as glass niche columbariums and custom cremation gardens with unique features memorialized in granite. Our innovative cemetery merchandising strategies have introduced new memorialization options with custom designs and products in both bronze and a variety of granite colors and styles.

We will continue to listen to our customers and evolve our strategy to remain relevant to ensure we create the unique experience each customer prefers.

2 Service Corporation International

Q&A WITH OUR CHAIRMAN AND CEO

As we evolve to meet ever-changing customer preferences, we will continue to cater to the religious, ethnic, and cultural traditions important to many of our customers. Our research shows that many key customer segments place a premium on trust and transparency, and we are focused on aligning our strategy with our customer preferences throughout their experience with us. We believe we have the scale and operational excellence to meet the needs of the growing group of celebrators while continuing to cater to our traditional customer. In summary, we will continue to listen to our customers and evolve our strategy to remain relevant to ensure we create the unique experience each customer prefers.

How does the Company leverage its scale?
As the largest deathcare company in North America, we are able to leverage our scale by developing our sales organization and optimizing the use of our network through technology and for the benefit of our preneed backlog. Our large scale enables us to achieve cost efficiencies through the maximization of purchasing power and utilizing economies of scale throughout our supply chain channel. We also leverage our scale with technology to offer best-in-class experiences and helpful resources for our customers.
We continue driving operating discipline and leveraging our scale through standardizing processes and capitalizing on new technologies to improve the customer experience. Advancements in technology are changing the way we present our product and service offerings to customers. Our funeral atneed point of sale system, HMIS+, uses a digital platform enabled with high-resolution video and photographs to create a seamless presentation of our product and service offerings. Our newly implemented and mobile preneed funeral sales system, Beacon, provides customers with a full digital presentation experience in their home or other place of their choosing.
In 2018, we completed a redesign of almost 2,000 Dignity Memorial® location websites, featuring a modern and user-friendly design. These location-specific websites have been optimized for mobile use and updated with enhanced search engine optimization capability. In addition to the contemporary and sophisticated design, client families now enjoy new features such as a streamlined obituary completion process, social media sharing capabilities, and the ability to create and share personalized content in memory of their loved one. In 2019, our websites experienced significant growth in the number of visits, which reached nearly 130 million.
During 2019, we took significant steps to improve the quality of customer feedback and elevate our online reputation. We engaged a third party to improve the response rate from customers for online reviews, and we have seen a significant increase in the number of reviews over the past year. Online reviews provide visibility of customer engagement down to the location level and improve our response time in addressing customer concerns. We collaborated with a leading technology partner to deliver the J.D. Power surveys digitally, which has increased the quantity and quality of customer feedback and reduced the time it takes to receive customer feedback. In late 2019, we established a social media presence for a number of our funeral and cemetery businesses. These digital efforts have resulted in favorable customer satisfaction ratings and increased digital sales leads.
In addition, we want to further leverage technology throughout all of our processes to provide customers with the type of experience they expect. For example, we replaced the funeral merchandise selection process with a fully digital presentation of options. Our customers are now able to select all of the elements of funeral merchandise and service in comfort and privacy. We have also embarked on a process that will simplify the administrative burden placed on families by streamlining arrangements in person and online. We will continue leveraging our scale by embracing the technology that our customers have come to expect.

LEVERAGING OUR SCALE THROUGH EMBRACING TECHNOLOGY
•    HMIS+. Our funeral atneed point of sale system that helps with the seamless presentation of our products and services.
•    Beacon. Our recently implemented and mobile preneed sales system that provides customers with a full digital presentation experience in their homes.
•    Dignity Memorial® location websites. With its redesign, our client families now enjoy a streamlined obituary completion process, social media sharing capabilities, and personalized content in memory of their loved ones.

2020 Proxy Statement 3

Q&A WITH OUR CHAIRMAN AND CEO

What were the financial highlights of 2019?
We are proud of the many accomplishments our 25,000 associates have contributed to our success as we continued to focus on serving over 300,000 client families in 2019. For the full year 2019, we reported 6% growth in adjusted earnings per share and 4% growth in adjusted operating cash flow. We also grew our operating income approximately $36 million, or 6%. The resulting cash flows from operations allowed us to enhance shareholder value by deploying capital of $404 million, investing $143 million in acquisitions and new build opportunities, and returning $261 million through dividends and share repurchases.

GAAP Performance Measures (1)	Adjusted Performance Measures (2)
GAAP Earnings Per Share	Adjusted Earnings Per Share

GAAP Operating Cash Flow (in millions)	Adjusted Operating Cash Flow (in millions)

(1) GAAP - Generally Accepted Accounting Principles	(2) Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.
We also had positive operating trends in the fourth quarter of 2019. Our funeral gross profit in the fourth quarter grew 10%, reflecting increases in both services performed and sales average. We grew preneed funeral sales production over 12% for the quarter, enhancing the value of our future results by growing the preneed backlog and capturing future market share. In our cemetery segment, our comparable preneed sales production increased 5.2%, or over $12 million, compared to the prior year quarter. We expect to see this growth in preneed sales production to continue and to benefit the Company in future years.
In what ways is SCI building a sustainable business?
At SCI we are advancing our business strategy for growth, which includes sustainable financial performance and value creation. We continue integrating responsibility for environmental, social, and governance (ESG) performance into the policies and principles that govern our Company. Our commitment to effective and strong governance is underpinned by our belief in doing the right thing every time for our client families, associates, and communities. We are committed to our sustainability efforts through evaluating water usage, reducing our carbon footprint, and working with responsible and ethical suppliers. In 2019, we completed the first phase of a more formal approach to addressing sustainability, which included evaluating related goals and performance reporting.

We support water recycling and reclamation efforts for converting wastewater into a reusable resource. This process benefits ecosystems, improves stream flow, nourishes plant life, and recharges aquifers, all as a part of the natural water cycle. We are surveying our cemeteries to ensure we are optimizing our water usage and researching the potential for more conservation efforts. In addition to our reclamation efforts, we are piloting new water conservation technologies at several of our cemeteries.

We continuously evaluate our carbon footprint through the measurement of operation processes related to our business. Our fleet consists of approximately 7,000 vehicles, including funeral procession vehicles such as limousines and hearses. We began replacing large vehicles with subcompact and hybrid vehicles in 2019 to become more fuel efficient, which results in less consumed fuel and a 3.3% reduction in carbon dioxide emissions. We plan to continue increasing the number of fuel-efficient vehicles in our fleet and are advancing our green initiatives by piloting electric vehicles in select locations. We are also installing solar panels in certain locations in California and are looking forward to reviewing the impact at these locations in 2020.

We created our Supplier Code of Conduct ensuring our suppliers support safe working conditions and treat their employees fairly and with respect. Additionally, we encourage responsible and environment-friendly production processes. We finalized our supplier diversity policy reflecting our Company values. SCI already procures from a very large pool of small and diverse suppliers; however, we are improving this by fostering an inclusive procurement process that provides opportunity for small and diverse businesses to participate as partners and suppliers of goods and services. Additional benefits of ensuring that these suppliers are included in the procurement process are innovation, unique products, and different perspectives. We published our Supplier Code of Conduct on our corporate website, which can be found here, https://www.sci-corp.com/about/responsibility/sustainability.

4 Service Corporation International

Q&A WITH OUR CHAIRMAN AND CEO

One of SCI's longstanding values is Enduring Relationships. How does this value impact the communities SCI serves?
We are a team of caregivers who compassionately serve client families during difficult moments. This compassion builds enduring relationships that are essential to our business. We demonstrate this commitment throughout our Company in the way our associates treat client families and each other, as well as how we care for our communities.

SCI supports and encourages giving back to the communities we serve. When our communities hurt the most, our team of compassionate caregivers are there to help. In the aftermath of national tragedies, our teams work closely with local and state authorities to provide resources, equipment, and volunteers. We help communities by providing funeral and cemetery services to families affected by these tragedies as they have enough to bear without the added burden of an unexpected funeral. We also know that grief is ongoing, and we help our communities commemorate, honor, and remember the lives lost on the anniversaries of recent tragedies. We also support our communities through other programs such as the Dignity Memorial LIFT® program, which helps people adjust to the loss of a spouse or partner. Activities include luncheons, sporting events, holiday activities, day trips, and educational seminars that provide opportunities for attendees to socialize with others who share similar feelings and experiences. There are no fees or dues to participate in the program. Participation in the program is not restricted to those who have been served by Dignity Memorial® providers.
We are committed to supporting the families we serve before, during, and after the funeral service. The loss of a loved one and the accompanying grief can be extremely difficult. We are proud to provide families with helpful benefits and resources, such as the 24-hour Compassion Helpline®, which provides confidential phone access to professionals trained in grief counseling. To help people cope, we also developed the Dignity Memorial Guidance Series® featuring the insights of renowned grief experts. This extensive collection of booklets, brochures, and online resources offer professional advice and compassionate guidance to help caregivers assist others in dealing with the complex emotions of grief.
Just as we are committed to the families in our care, we are honored to support our public servants, veterans, and those serving in the military who sacrifice so much in the line of duty. For decades, SCI has supported those who serve our country by actively recruiting dedicated veterans to become part of our Company, and through programs such as the Dignity Memorial Homeless Veterans Burial Program, which offer dignified funeral services with military honors to homeless or indigent veterans. Through our Dignity Memorial Public Servants Program, we recognize the courage and selflessness of first responders who serve our communities. This program offers, at no cost, dignified and honorable tributes, including funeral services and cemetery property, for career and volunteer law enforcement officers, firefighters, and emergency services personnel who fall in the line of duty. Over the years, it has been our solemn honor to serve hundreds of fallen heroes.
Compassion is what differentiates our Company from others and is key to building enduring relationships as one of our core values. Our associates are the key to our Company’s future. It is their enthusiasm, positive outlook, and compassion that heighten our level of care to families and propel our Company’s continued success.

Compassion is
what differentiates our Company
from others. Our associates are
the key to our Company’s future.
It is their enthusiasm, positive outlook, and compassion that heighten our level of care to families and propel our Company’s continued success.

2020 Proxy Statement 5

Q&A WITH OUR CHAIRMAN AND CEO

How does SCI plan to continue to grow in the future?
Deploying capital to acquisitions is a key part of our long-term growth strategy. The acquisition pipeline remains robust, and we have a strong list of prospective funeral service locations and cemeteries to evaluate for future acquisitions. Our footprint and the quality of our assets are a tremendous advantage for our Company, which we want to maintain and improve over time. This results in being selective about the companies we purchase and disciplined in our acquisition approach. The timing of acquiring a funeral service location or cemetery must be right for the seller and is typically related to a family succession event.
Acquisition Spend by Year (in millions)

Over the last three years, our acquisition spend has varied year to year depending on the size of available acquisitions. For example in 2018, we completed a large acquisition that caused an increase in the capital deployed, which is reflected in the graphic above. We typically expect to spend $50 million to $100 million a year on acquisitions that have internal rates of return in the low to mid teen percentages but that spend will vary based on the potential acquisitions available. We also target spending another $50 million on new funeral service locations and cemeteries, which will have returns in the lower teens and provide desirable, long-term growth trajectories. We deploy another roughly $70 - $90 million on cemetery property development annually, taking existing undeveloped cemetery property and creating tiered cemetery inventory, such as lots, lawn crypts, mausoleums, and private estates. These incremental investments provide our counselors with new and unique inventory driving cemetery preneed sales production.
In the years that we have fewer available businesses to acquire, we find other ways to grow and invest our capital. We will increase our investment in new funeral service locations and cemeteries when the returns create value for our Company and shareholders. In 2019, we increased our growth capital spend on building new funeral service locations and expansions of existing locations to remain relevant with our customer and to expand our footprint into desirable markets. These facilities are built with an emphasis on modern, flexible designs that appeal to a broadening array of customer preferences. During 2019, we also acquired land that will be developed for future cemetery use in some of our largest markets that had a need for incremental inventory. This investment in our future will allow us to continue to create cemetery offerings that appeal to varying preferences in those markets for many years to come. The opportunity for acquisitions can vary from year to year, so we will continue flexing our capital deployment to drive total shareholder return.

6 Service Corporation International

This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

✓	Proposal 1
The Board of Directors recommends that Shareholders vote “FOR” the following seven nominees.

Director Nominees

	Independent	Age	Director Since	Other Public Boards*	BOARD COMMITTEE COMPOSITION
Name Occupation					A	C	E	N& CG	I
Alan R. Buckwalter Former Chairman and CEO, Chase Bank of Texas	YES	73	2003	None		C	●		●
Jakki L. Haussler Founder and Chairwoman of the Board and former CEO, Opus Capital Management	YES	62	2018	2	●				●
Victor L. Lund Interim President and CEO and former Executive Chairman of the Board, Teradata Corporation	YES	72	2000	1	C		●	●
Clifton H. Morris, Jr. Chairman and CEO of JBC Funding, a corporate lending and investment firm	YES	84	1990	None	●			●
Ellen Ochoa Former Director, NASA Johnson Space Center	YES	61	2015	None		●			●
Thomas L. Ryan President, Chairman, and CEO, Service Corporation International	NO	54	2004	2			C
W. Blair Waltrip Independent consultant, family and trust investments, and former Senior Executive of the Company	NO	65	1986	None					C
Continuing Directors

Name Occupation	Independent	Age	Director Since	Other Public Boards*	BOARD COMMITTEE COMPOSITION
					A	C	E	N& CG	I
Anthony L. Coelho, Lead Independent Director Former Majority Whip of the U. S. House of Representatives Independent business and political consultant	YES	77	1991	2		●	●	●
Sara Martinez Tucker Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM subjects	YES	64	2018	2	●			●
Marcus A. Watts President, The Friedkin Group, an umbrella company overseeing various business interests that include a variety of branded automotive, hospitality, and entertainment companies	YES	61	2012	1		●	●	C

A: Audit Committee	E: Executive Committee	I: Investment Committee	● Member
C: Compensation Committee	N&CG: Nominating & Corporate Governance Committee		C: Chair

* See Director Bios beginning on page 16, which includes other Public Boards for each Director.

2020 Proxy Statement 7

PROXY STATEMENT SUMMARY

Director Snapshot
We have added four new Directors since 2012, our average age and tenure has declined three and eight years, respectively, and the number of women represented has increased to 30% of the current Board:

Director Age	Director Tenure	Gender	Ethnicity

Average age is 67 years old	Average tenure is 16 years	Gender diversity represented by 30% of the Board	Ethnic diversity represented by 30% of the Board

Director Independence

• 8 out of 10 Directors are independent • 9 out of 10 Directors are non-management	• Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors	• Strong Lead Independent Director role (see page 28 for list of key duties and responsibilities of Lead Independent Director)

Director Nominees and Continuing Directors Exhibit:

• Personal qualities such as self awareness, respect, integrity, independence, and capacity to function effectively in challenging environments	• Experience in various leadership roles and proven record of success • Corporate governance knowledge and practices	• Appreciation for diversity of people and perspectives • Objectivity and sound judgment

Highly Engaged and Active Board:

• Actively involved with overseeing Company's execution of its strategy	• 97% combined meeting attendance record for Board and Board committee meetings	• 5 Board meetings • 22 committee meetings

8 Service Corporation International

PROXY STATEMENT SUMMARY

Corporate Governance Highlights
Shareholder and Proxy Advisor Outreach
The Board continues to place a high priority on listening to and considering the views of our shareholders. We accomplish this through a robust outreach and engagement program. We believe that a comprehensive shareholder outreach program is an essential component of maintaining our strong corporate governance practices. We regularly communicate with a large portion of shareholders throughout the year. We also have a formal process of outreach to our top shareholders prior to our annual meeting to address highlights or changes to our corporate governance practices, including discussion of our executive compensation programs. The results of these conversations are summarized and discussed with both the SCI Board and our management. As part of our normal procedures, we also engage with proxy advisors who represent the interests of certain shareholders. We continue to have open dialogue with Glass Lewis and Institutional Shareholder Services and use their constructive feedback to continuously enhance our disclosures.

We engaged with shareholders representing approximately
In early 2019, we engaged with shareholders representing approximately 55% of the Company’s common stock prior to our Annual Shareholder Meeting. Overall, investors’ sentiment was positive with respect to our enhanced ESG disclosures, our corporate governance practices, and our executive compensation programs. Investors expressed appreciation for our enhanced Board composition as a result of the addition of four new candidates and five vacancies since 2012. However, an area of particular focus during our engagements with investors was Board tenure and the recruitment process for new Director candidates. In recruiting new candidates, the Board recognizes that diverse individuals from different backgrounds with varying perspectives, professional experience, education, and skills are important features of a well-functioning board. The Board recruitment process starts with the desired skills we value in a board member, while also considering the value that diversity can add to the Board's skill set. Through our ongoing shareholder outreach efforts, we better understand the viewpoints of our shareholders as well as gain opportunities to communicate with transparency how our decisions align with our business goals.

Updates for 2020

Board Recruitment*	Board Tenure

•    We may engage a third party executive search firm to identify candidates
•    We consider items such as the current Board composition and need for particular areas of expertise
•    Once a prospective nominee is identified, the Committee evaluates the candidate based on the Nominating & Corporate Governance guidelines which include items such as personal characteristics and collective core competencies
•    After completing the evaluation process, the Committee makes nominations to the full Board
•    The Board determines the nominees after considering the recommendation and report of the Committee
•    These efforts have resulted in four new Directors since 2012 and have increased both the diversity of perspectives and experiences as well as the number of women on our Board

•    Since 2012, we have added four new Directors
•    Average tenure has decreased from 24 to 16 years
•    Average age has decreased from 70 to 67
•    We believe the average age and tenure of our Directors is appropriate given our industry and consumer demographics while providing the Board a unique perspective and understanding of SCI’s consumer base. SCI’s average age of preneed cemetery consumers is in the early sixties. The average age of preneed funeral consumers is in the early seventies.

*Please see the section titled "Consideration of Director Nominees" page 25 for more information on the Board recruitment process.

2020 Proxy Statement 9

PROXY STATEMENT SUMMARY

Corporate Governance Highlights
Adoption of Best Practices and Board Composition Changes
We have a history of thoughtful consideration of shareholder feedback and monitoring corporate governance best practices. The timeline below demonstrates our governance enhancements with respect to Board structure, shareholder rights, and executive compensation beginning with CEO Tom Ryan's promotion to Chairman in 2016 (prior to his promotion in 2016, Marcus Watts and Ellen Ochoa were elected to the Board in 2012 and 2015, respectively). We also remain continually focused on Board composition and committed to evaluating our disclosures to promote transparency.

Best Practices	Board Composition

•    Created role of Lead Independent Director with enhanced authority to call special Board meetings and to preside over Board Meetings in the absence of the Chairman
•    Refreshed proxy statement to improve readability and enhance disclosures, including skills and experiences of Directors

•    Appointed CEO Thomas Ryan as Chairman of the Board
•    Appointed Tony Coelho as Lead Independent Director
•    Board member Dr. Malcolm Gillis passed away (October 2015) after serving on the Board for 11 years

•    Adjusted Director compensation based on feedback from advisory firms
•    The Board, in response to shareholder feedback, approved changes to the performance unit plan to add a normalized return on equity modifier to the total shareholder return metric and changed the award denomination to share units rather than cash beginning in 2018
•    Shareholders are allowed to call special meetings

•    Board recommended and shareholders approved the de-classification of our Board of Directors
•    Board recommended and shareholders approved elimination and reduction of certain supermajority voting requirements in our Articles of Incorporation and Bylaws
•    We eliminated the Umbrella Plan due to certain changes in the Tax Act

•    Added diverse perspectives and experience to our Board with the addition of Sara Martinez Tucker and Jakki Haussler to our Board
•    After 56 years of meaningful contributions, in order to recruit the next generation of Board leaders, R.L. Waltrip decided not to seek re-election
•    Long-time member, Dr. Ed Williams, passed away after faithfully serving on the Board for 27 years

•    We enhanced our disclosures around Environmental, Social, and Governance (ESG)
•    The Board made changes to the Company's Bylaws to permit the Chair of the Nominating and Corporate Governance Committee of the Board to preside over the Board meetings in the absence of the Board Chair, Lead Director and the Chief Executive Officer
• After 36 years of outstanding service on the Board of Directors, John Mecom decided to not seek another term as a Board member
• The charter of the Nominating and Corporate Governance Committee of the Board was updated to reflect their oversight responsibilities of ESG

Our best practices include:
• Majority voting standard in Director elections • Annual Board and Committee evaluation process • Board orientation and education program • No shareholder rights plan or “poison pill”
•    Shareholder (10%) ability to call special meetings
•    Anti-hedging and anti-pledging policies applicable to all Directors and Officers
•    Stock ownership and retention guidelines for Directors and Officers

10 Service Corporation International

PROXY STATEMENT SUMMARY

Environmental, Social, and Governance Practices (ESG)
Workforce and Diversity

We understand our associates are one of our greatest assets. Increased diversity enables solid business decisions, considering different points of view, and relevancy with our customers.
In 2018, we held our first Women's Leadership Conference, expanded our inclusive leadership training, and began tracking trends and progress for inclusion and diversity. We planned to hold a second Women’s Leadership Conference in May 2020, however, health and safety concerns arising from the spread of COVID-19 forced a delay. We are committed to holding the Women’s Leadership Conference at a time when the threat to the well-being of our associates has been alleviated.

Tom Ryan, our President, CEO, and Chairman, joined the CEO Action for Diversity & Inclusion™, and has pledged to continue to act on supporting a more diverse and inclusive workplace. See Our People. Our Purpose report under the "Our People" page on our corporate website for more information.
	For a third consecutive year, SCI was certified as a Great Place to Work. This certification increases awareness of our Company culture and builds visibility of our Company values to our stakeholders.	Jakki L. Haussler and Sara Martinez Tucker were recently elected to the SCI Board of Directors. Both members bring unique perspectives and diversity to the Board.

Product Governance
•    We now have a Supplier Code of Conduct that is available on the Company's website: https://www.sci-corp.com/about/responsibility/sustainability. This policy ensures our suppliers reinforce safe working conditions and their associates are treated fairly and with respect.

•    We recognize reclaiming water for reuse applications instead of using freshwater supplies can be a water-saving measure. We are surveying our cemeteries to ensure we are optimizing water usage and testing water conservation technologies at certain of our cemeteries.

•    We are taking action to ensure our supplier diversity policy reflects the Company values. SCI already procures from a very large pool of small and diverse suppliers; however, we are improving this by fostering an inclusive procurement process providing an opportunity for the participation of small and diverse businesses as partners and suppliers of goods and services.

Data Privacy and Security
•    We are committed to protecting the privacy of our clients and website visitors in a manner that would be expected of a company of our size. We value our relationships with existing and prospective clients and recognize an essential element of those relationships is the trust and confidence of the families we serve. In January 2020, we successfully implemented strategies to comply with the California Consumer Privacy Act.

•    We maintain substantial security measures and data backup systems to protect, store, and prevent unauthorized access to customer information. Our privacy policy is disclosed online at https://www.sci-corp.com/privacy-policy.

Community Impact
•    Through the Dignity Memorial® Public Servants Program, Dignity Memorial funeral, cremation, and cemetery providers offer dignified and honorable tributes, at no cost, for career and volunteer law enforcement officers, firefighters, and emergency services personnel who fall in the line of duty.

•    Dignity Memorial® funeral, cremation, and cemetery service providers are honored to administer the Dignity Memorial Homeless Veterans Burial Program across the nation. The U.S. Department of Veterans Affairs provides eligible veterans with opening and closing of the gravesite, a grave liner, a headstone or marker, a graveside ceremony, and burial in a National Cemetery. Participating Dignity Memorial funeral directors provide funeral services, transportation, preparation, clothing, and a casket at no charge to eligible homeless or indigent veterans.

•    For the past several years, we have participated in Donate Life's annual tribute to organ, eye, and tissue donors. We also have helped many client families honor their loved ones with a portrait featured on the Donate Life float in the annual Rose Parade ® held every New Year's Day in Pasadena, California.

•    In addition to compassionately serving families during their time of need, our team of professionals demonstrate an ongoing commitment to our communities. Please visit our Corporate Social Responsibility page for further information: https://www.sci-corp.com/about/responsibility

Corporate Responsibility	• We refreshed our corporate website: https://www.sci-corp.com/

•    In 2019, we launched a new section of our website dedicated to the topic of Corporate Social Responsibility. Please go to https://www.sci-corp.com/about/responsibility for further information on this topic.

2020 Proxy Statement 11

PROXY STATEMENT SUMMARY

✓	Proposal 2
The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP ("PwC") as the independent registered public accounting firm of the Company.

Why we believe you should vote "FOR" PwC as our external auditors:

PwC Engagement:
•    PwC has extensive knowledge of our unique industry and has demonstrated its capability and expertise as an Independent Registered Public Accounting Firm

•    Our Audit Committee and PwC regularly meet to discuss audit matters and provide updates outside the presence of management

•    Our Audit Committee reviews SCI's engagement letter and approves PwC's annual audit and non-audit fees

•    Approximately 96% of the fees incurred are audit-related

Year-Over-Year Comparison of Our Audit to Non-Audit Fees

$7.1 million
4%
$0.3 million
96%
$6.8 million
2019
$7.4 million
3%
$0.2 million
97%
$7.2 million
2018
Other Fees
Audit and Related Fees

For more information in regard to the audit and non-audit fees, please see section titled "Audit Fees and All Other Fees" under Audit Committee Matters on page 37.

12 Service Corporation International

PROXY STATEMENT SUMMARY

✓	Proposal 3
The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

2019 Executive Compensation
Over the course of the past several years, the Compensation Committee in conjunction with management has worked to improve the alignment of our compensation programs with the interests of our stockholders. In 2019, over 80% of our CEO’s and over 70% of our other NEOs’ compensation was performance-based.

% of 2019 Compensation for CEO and NEOs		Description	Highlights and Recent Changes
Annual Base Salary		• Fixed cash • Established based on a competitive range of benchmark pay levels	• No 2019 increases • No 2018 increases, other than Greg Sangalis (4.2% in 2018) • Updated Peer Comparator Group for benchmark studies

CEO	Other NEOs

Annual Performance-Based Incentive Compensation
•    Performance-based cash
•    Tied to the attainment of performance measures:
•    Normalized EPS
•    Normalized Free Cash Flow per Share
•    Comparable Preneed Production
•    Established based on a competitive range of benchmark pay levels

• 74.3% payout percentage • 2020 plan includes a modifier based on the non-financial metric related to Google online customer satisfaction ratings

CEO	Other NEOs

Long-Term Incentive Compensation		(1/3) Stock Options • Vest at a rate of 1/3 per year

(1/3) Restricted Stock: • Vest at a rate of 1/3 per year

(1/3) Performance-based Units (“PUP”):
•    Tied to measurement of three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C) that is governed by a normalized return on equity (ROE) benchmark floor
• Beginning in 2018, we added a normalized return on equity modifier for long-term incentive compensation • Units are now denominated in shares instead of dollars
CEO	Other NEOs
• Long-term incentive compensation is established based on a competitive range of benchmark pay levels

Other Compensation		Retirement Plans: • Executive Deferred Compensation Plan • 401(k) Plan

Perquisites and Personal Benefits: • Reasonable benefits established based on benchmark pay levels
CEO	Other NEOs

2020 Proxy Statement 13

PROXY STATEMENT SUMMARY

Pay for Performance Alignment
A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated in the historical payouts related to our annual and long-term incentive plans. Below is a graph aligning CEO pay and performance, using the five year total shareholder return.

(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of years 2018 and 2019 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 performance plan grant value. For more information, please see page 48 .

14 Service Corporation International

2019 Director Nominees and Continuing Directors
The Nominating and Corporate Governance Committee of the Board of Directors requires that certain general qualifications are met in order to serve on the Board. The Board believes that each of the nominees presented as well as the continuing Directors possess these general qualifications. In addition to the general qualifications, there are other unique qualifications important to serve on our Board, which are outlined in the table below. The mix of general and unique qualifications combined with each nominee's background, experience, and expertise allows us to have an effectively functioning Board that is well-equipped in its oversight capacity as stewards of the Company.
The following table describes the specific qualifications of our Board and desired skills and experience:

Element	Qualification	Description
CEO Experience/Senior Leadership
Directors who have held significant leadership positions over an extended period, especially CEO positions, generally possess extraordinary leadership qualities and demonstrate a practical understanding of organizations, processes, strategy, and risk management, and know how to drive change and growth.

	Industry	The funeral and cemetery industry is unique. Directors with prior industry experience can help shape and develop all aspects of the Company’s strategy.
Financial
SCI uses a broad set of financial metrics to measure its performance. Accurate financial reporting and robust auditing are critical to our success. We expect all of our Directors to have an understanding of finance, financial reporting processes, and internal controls.

Marketing/Brand Management
We employ a multi-brand strategy and also rely heavily on marketing our products and services on a preneed basis. Directors with marketing experience and/or brand management experience provide expertise and guidance as we seek to expand brand awareness, enhance our reputation, and increase preneed sales.

Investments/Financial Services
Knowledge of financial markets, investment activities, and trust and insurance operations assists our Directors in understanding, advising on, and overseeing our investment strategies. Our current trust investments include $6.5 billion in preneed funeral and cemetery trusts and related receivables that are part of our $12.0 billion backlog of future revenue.

Real Estate/Business Development/Mergers and Acquisitions (M&A)
We own a significant amount of real estate. Directors with experience in real estate provide insight into our tiered product/pricing strategy for our cemeteries as well as advice on best uses of our real estate. We seek to grow through acquisitions and development of new business operations. Directors with backgrounds in business development and M&A provide insight into developing and implementing strategies for growing our business.

	Technology or e-Commerce	Directors with education or experience in relevant technology are useful for understanding our efforts of enhancing the customer experience as well as improve our internal processes and operations.
Government/Legal
We operate in a heavily regulated industry. Directors with backgrounds in law or in government positions provide experience and insights that assist us in legal and regulatory compliance matters and in working constructively with governmental and regulatory organizations.

2020 Proxy Statement 15

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Proposal 1: Election of Directors
At the 2018 Annual Meeting, shareholders voted to declassify the Board of Directors. Directors with expiring terms began to be elected to one-year terms of office starting at the 2019 Annual Meeting of Shareholders. Set forth below are profiles for each of the seven candidates nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election by shareholders at this year’s Annual Meeting each with one-year terms expiring in 2021. Directors are elected by a majority of votes cast.

✓	The Board of Directors recommends that Shareholders vote “FOR” the following seven nominees.

Director Nominees

Alan R. Buckwalter

Occupation
Former Chairman and CEO, Chase Bank of Texas
Prior Business Experience
•    Chairman, J.P. Morgan Chase Bank, South Region (1995-2003)
•    President of Texas Commerce Bank (1990-1995)
•    Held various positions at Chemical Bank in corporate division (1970-1990)

Other Positions
•    Board member, Texas Medical Center
•    Chairman Emeritus and Board member, Central Houston, Inc.
Past Public Company Boards
•    Freeport-McMoRan, Inc. (2013-2015)
•    Plains Exploration and Production (2003-2013); subsequently acquired by Freeport-McMoRan, Inc.

Other Prior Positions • Board of Directors, Federal Reserve Bank of Dallas (Houston Branch) Education • Fairleigh Dickinson University

Independent	Primary Qualifications:
Director Since: 2003	CEO Experience/Senior Leadership
Age: 73	Industry
If Elected Term Expires: 2021	Financial
Committees: Compensation (Chair), Executive, Investment	Investments/Financial Services

Director Summary: Alan Buckwalter's extensive corporate finance and banking experience provides the Board with valuable financial and investment management insights. He is an insightful resource for relevant strategy and risk management gained from his many years in senior executive roles. His tenure with the Board allowed him to develop a robust understanding of our unique industry. Furthermore, he possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

16 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Jakki L. Haussler

Occupation
Founder and Chairwoman of the Board, Opus Capital Management (since 1996), an independent registered investment advisor, providing investment solutions to institutions and high-net worth individuals
Prior Business Experience
•    CEO Opus Capital Management (1996-2019)
•    Managing Director, Capvest Venture Fund, LP (2000-2011) a private equity fund for growth and expansion stage companies
•    Partner, Adena Ventures, LP (1999-2010) a private equity fund targeting underserved markets

Current Public Board Positions
•    Cincinnati Bell Inc.
•    Morgan Stanley Funds
Other Positions
•    Member, Board of Directors, The Victory Funds
•    Member/Founder, Chase College of Law, Transaction Law Practice Center
•    Board of Visitors, Chase College of Law Member, Northern Kentucky University Foundation Investment Committee
Education • University of Cincinnati • Salmon P. Chase College of Law, Northern Kentucky University Primary Qualifications:
CEO Experience/Senior Leadership
Independent
Director Since: 2018	Financial
Age: 62	Investments/Financial Services
If Elected Term Expires: 2021	Real Estate/Business Development/Mergers and Acquisitions (M&A)
Committees: Audit, Investment

Director Summary: Jakki Haussler has expertise in finance, portfolio management, and senior leadership experience as founder and Chairwoman of Opus Capital Management. Her expertise and experience provides background in investments and equity funds. Her experience as Partner in Adena Ventures provides insight into business development and M&A activity. Her other board positions have given her exposure to different industries and approaches to governance and issue resolution.

2020 Proxy Statement 17

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Victor L. Lund

Occupation
Interim President and CEO (November 2019), Teradata Corporation
Prior Business Experience
•    Executive Chairman (2019-2020) & President and CEO (2016-2018), Teradata Corporation
•    Chairman, DemandTec, a software company (2006-2012)
•    Chairman, Mariner Healthcare, Inc. (2002-2004)
•    Vice Chairman, Albertsons, Inc. (1999-2002)
•    22-year career with American Stores Company in various positions including Chairman, CEO, CFO and Corporate Controller (1977-1999)
•    Audit CPA, Ernst & Ernst (1972-1977)

Current Public Board Positions
•    Teradata Corporation
Past Public Company Boards
•    DemandTec
•    Delta Airlines
•    Del Monte Foods, Inc.
•    Mariner Healthcare, Inc.
•    Albertsons, Inc.
•    American Stores Company
•    NCR Corporation
Education • The University of Utah • MBA The University of Utah Primary Qualifications:
CEO Experience/Senior Leadership
Independent	Financial
Director Since: 2000	Investments/Financial Services
Age: 72	Technology or e-Commerce
If Elected Term Expires: 2021
Committees: Audit (Chair), Executive, Nominating and Corporate Governance

Director Summary: Victor Lund's years of senior executive experience and leadership such as his current position as Interim President and CEO of Teradata provide the Board with invaluable experience in technology and technological processes. As a former auditor who also worked in various corporate finance positions, he demonstrates an extensive understanding of financial reporting and auditing practices. Furthermore, his service on other boards provide SCI with valuable corporate governance expertise, which is of particular benefit to SCI in his role as Audit Committee Chair.

18 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Clifton H. Morris, Jr.

Occupation
Chairman and CEO of JBC Funding, a corporate lending and investment firm
Prior Business Experience
•    Founder and Chairman, AmeriCredit Corp., financing of automotive vehicles (1988-2010; now GM Financial)
•    CFO, Cash America International (1984-1988)
•    VP of Treasury and other financial positions at SCI (1966-1971)

Other Positions
•    CPA, 58 years
•    Lifetime member of the Texas Society of Certified Public Accountants
•    Honorary member of the American Institute of Certified Public Accountants
Past Public Company Boards
•    AmeriCredit Corp.
•    Cash America International

Education • The University of Texas at Austin Primary Qualifications:
CEO Experience/Senior Leadership
Financial
Independent	Investments/Financial Services
Director Since: 1990
Real Estate/Business Development/Mergers and Acquisitions (M&A)
Age: 84

If Elected Term Expires: 2021
Committees: Audit, Nominating and Corporate Governance

Director Summary: Cliff Morris' background in finance and senior leadership experience is evidenced through his position as founder and Chairman of AmeriCredit Corp. As a CPA with 58 years of experience, he possesses extensive insight into finance, accounting, and auditing standards and practice. Further, he possesses significant corporate governance knowledge developed by past service on other boards of other publicly traded companies.

2020 Proxy Statement 19

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Ellen Ochoa

Occupation
Former Director of NASA and Independent Director and Speaker
Prior Business Experience
•    Director of NASA Johnson Space Center (2013-2018); Astronaut at NASA Johnson Space Center (1990-2012), first Hispanic female astronaut with nearly 1,000 hours in space
•    Branch Chief and Research Engineer, NASA Ames Research Center
•    Researcher, Sandia National Laboratories (1985-1988)

Other Positions
•    Vice Chair, National Science Board
•    Member, National Academy of Engineering
•    Former Chair, Nomination Evaluation Committee, National Medal of Technology & Innovation
•    Member, Board of Directors, Mutual of America
•    Member, Board of Directors, Gordon and Betty Moore Foundation
•    Fellow, American Institute of Aeronautics and Astronautics
•    Fellow, American Association for the Advancement of Science
•    Former Member, Board of Directors, Federal Reserve Bank of Dallas
•    Director Emerita, former Vice Chair, Manned Space Flight Education Foundation
•    Former Board of Trustees, Stanford University
Education • San Diego State University • MS, PhD (Electrical Engineering), Stanford University Primary Qualifications:
CEO Experience/Senior Leadership
Independent
Director Since: 2015	Investments/Financial Services
Age: 61	Technology or e-Commerce
If Elected Term Expires: 2021	Government/Legal
Committees: Compensation, Investment

Director Summary: Ellen Ochoa's background with NASA and other governmental entities provides the Board with extensive technology and government/legal experience and insight. The senior leadership experience gained through her role as Director of NASA’s Johnson Space Center provide the Board with strategic planning, management of large projects, personnel development, and capital allocation expertise. Her many other positions include oversight capacities such as financial stewardship and organizational governance.

20 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Thomas L. Ryan

Occupation
President (since 2002), Chairman (since 2016), and CEO (since 2005) of SCI
Prior Business Experience
•    CEO European Operations, SCI (2000-2002)
•    Variety of financial management roles, SCI (1996-2000)

Current Public Board Positions
•    Weingarten Realty Investors
•    Chesapeake Energy
Other Positions
•    Board member, University of Texas McCombs Business School Advisory Council
•    Former Chairman of the Board of Trustees member, United Way of Greater Houston
•    Former Board member, Genesys Works
Past Public Company Boards
•    Texas Industries
Education • The University of Texas at Austin Primary Qualifications:
CEO Experience/Senior Leadership
Industry
Non-Independent	Financial
Director Since: 2004	Real Estate/Business Development/Mergers and Acquisitions (M&A)
Age: 54
If Elected Term Expires: 2021
Committees: Executive (Chair)

Director Summary: Tom Ryan's current 24-year career with SCI has instilled a deep understanding of our industry and strategic insights as well as strong leadership skills. He has demonstrated operational execution to long-term strategic direction, including leadership in significant acquisition and capital allocation decision-making, as well as risk management. His service on two other publicly traded company boards has given him valuable insight into corporate governance and diverse approaches to key issues.

2020 Proxy Statement 21

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

W. Blair Waltrip

Occupation
Independent Consultant, Family and Trust Investments, and Former Senior Executive of SCI
Prior Business Experience
•    Various positions at SCI including VP of Corporate Development, SVP of Funeral Operations, EVP of SCI’s real estate division, Chairman and CEO of SCI Canada, and EVP of SCI (1977-2000)
	Other Positions • Treasurer, National Museum of Funeral History • Active real estate broker Past Public Company Boards • Sanders Morris Harris Group, Inc. (Edelman Financial)	Education • Sam Houston State University Primary Qualifications:
Industry
Financial
Non-Independent		Investments/Financial Services
Director Since: 1986		Real Estate/Business Development/Mergers and Acquisitions (M&A)
Age: 65
If Elected Term Expires: 2021
Committees: Investment (Chair)

Director Summary: Blair Waltrip's experience includes various corporate finance roles at SCI, demonstrating a solid understanding of mergers and acquisitions, real estate and investment management. His tenure as EVP/COO at SCI has allowed him to develop a robust understanding of our unique industry. Further, he possesses corporate governance knowledge developed by past service on the board of another publicly traded company.

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CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Continuing Directors
Directors elected at the 2018 Annual Meeting of Shareholders were elected to three-year terms expiring at the annual meeting in 2021 (except for Jakki Haussler, who was nominated to join the class of Directors whose term expires in 2019). Directors currently serving three-year terms will serve the remainder of their respective terms, and thereafter they or their successors will be elected to one-year terms. After the 2021 Annual Meeting of Shareholders, all Directors will stand for election annually. Below are the profiles of the continuing Directors who will be eligible for re-election starting next year.

Anthony L. Coelho

Occupation
•    Former Majority Whip of the U.S. House of Representatives
•    Independent business and political consultant
Prior Political Experience
•    Chairman of the President’s Committee on Employment of People with Disabilities (1994-2001)
•    General Chairman of Al Gore’s Presidential campaign (1999-2000)
•    Majority Whip (1987-1989)
•    Member of U.S. House of Representatives (1978-1989); original sponsor/author of the Americans With Disabilities Act

Prior Business Experience
•    President/CEO of Wertheim Schroder Financial Services, grew $800 million firm to $4.5 billion over 6 years (1990-1995)
Current Public Company Boards
•    Board Chairman, Esquire Financial Holdings, Inc.
•    AudioEye, Inc.
Select Past Public Company Boards
•    Chairman, Cyberonics
•    Chairman, Circus Circus Enterprises (now MGM Mirage)
•    Chairman, ICF Kaiser International, Inc.
•    Warren Resources, Inc.
Other Positions • Former Chairman and current Board member of the Epilepsy Foundation Education • Loyola University Los Angeles

Lead Independent Director	Primary Qualifications:
Director Since: 1991	CEO Experience/Senior Leadership
Age: 77	Financial
Term Expires: 2021	Government/Legal
Committees: Compensation, Executive, Nominating and Corporate Governance	Investments/Financial Services

Director Summary: Tony Coelho's successful role as President and CEO of a multi-billion financial services company provides the Board with financial, investing, and senior leadership expertise. His political experience and expertise provide unique insights into government, public policy matters and legal issues. Additionally, he has significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies which is invaluable to SCI in his role as Lead Independent Director.

2020 Proxy Statement 23

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Sara Martinez Tucker

Occupation
Former Chief Executive Officer, National Math + Science Initiative, a non-profit organization to improve student performance in STEM (Science, Technology, Engineering, and Math) subjects
Prior Business Experience
•    Vice President, AT&T (1997-2006)
Current Public Company Boards
•    Sprint Corporation
•    American Electric Power

Other Positions
•    Fellow, University of Notre Dame’s Board of Trustees
Past Public Company Boards
•    Xerox Corporation
Past Other Positions
•    Former Chair, University of Texas System Board of Regents
•    Former Under Secretary of Education in the U.S. Department of Education

Education • The University of Texas at Austin • MBA, McCombs School of Business, The University of Texas at Austin Primary Qualifications:
CEO Experience/Senior Leadership
Independent
Director Since: 2018	Technology or e-Commerce
Age: 64	Government/Legal
Term Expires: 2021	Real Estate/Business Development/Mergers and Acquisitions (M&A)
Committees: Audit, Nominating and Corporate Governance

Director Summary: Sara Martinez Tucker has extensive knowledge and experience gained through her various executive leadership roles. Her most recent executive experience provides the Board with invaluable experience and expertise in technology. She also provides strong leadership and executive experience through her previous role as Vice President with AT&T. Her background serving as the Department of Education’s undersecretary has given her specific insight into governmental processes and human capital management as well as exposure to a variety of legal issues. Further, she possesses significant corporate governance knowledge developed by current and past service on the boards of other publicly traded companies.

24 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Marcus A. Watts

Occupation
President, The Friedkin Group (since 2011), which includes a variety of branded automotive, hospitality, and entertainment companies
Prior Business Experience
•    Vice Chairman and Managing Partner-Houston, Locke Lord LLP (1984-2010) with a focus on corporate and securities law, governance, and related matters
Current Public Company Boards
•    Cabot Oil & Gas

Current Other Board Positions
•    Board member, Highland Resources, Inc. (private real estate company)
Past Other Board Positions
•    Former Chairman, Greater Houston Partnership
•    Former Chairman, Board of Trustees, United Way of Greater Houston
•    Former Board Chair, Federal Reserve Bank of Dallas (Houston Branch)
Past Public Company Boards
•    Complete Production Services, Inc. (2007-2012), acquired by Superior Energy Services
•    Cornell Companies (2001-2005)
Education • Texas A&M University • Harvard Law School Primary Qualifications:
CEO Experience/Senior Leadership
Marketing/Brand Management
Independent
Director Since: 2012	Government/Legal

Age: 61	Real Estate/Business Development/Mergers and Acquisitions (M&A)

Term Expires: 2021

Committees: Compensation, Executive, Nominating and Corporate Governance (Chair)

Director Summary: Marcus Watts’ executive role as President of The Friedkin Group provides the Board with senior leadership expertise and experience from oversight of various branded business interests. His previous role as Vice Chairman and Managing Partner-Houston of Locke Lord LLP, provides the Board with extensive legal and government experience. Additionally, he possesses significant marketing, brand management, and corporate governance knowledge developed by current and past service on the boards of other private and publicly traded companies.

Consideration of Director Nominees
The Nominating and Corporate Governance Committee understands the Board member recruitment process is critical to providing strategic perspective while also bringing specific experience and expertise to a broad range of issues. A diverse Board provides keen insights and creates a decision-making environment that is more likely to take into account the various risks, consequences, and implications of potential solutions.
In discharging its responsibilities, the Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. In the past, the Committee has also retained a third-party executive search firm to identify candidates.
The Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of independent Directors, the need for particular areas of expertise, and the evaluations of other prospective nominees. The Committee considers how the core competencies of the current Board as a whole align with the corporate strategy of SCI, which may change over time. Currently the collective competencies considered include:

· Accounting and finance · Industry knowledge · Strategic insight	· Understanding and fostering leadership · Business judgment and management expertise · Diverse experiences and backgrounds
Once the Nominating and Corporate Governance Committee has identified a prospective nominee, the Committee will consider the available information concerning the nominee, including the Committee’s own knowledge of the prospective nominee, and may seek additional information or an interview. If the Committee determines that further consideration is warranted, the Committee will evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines include personal characteristics and collective core competencies.

2020 Proxy Statement 25

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

The personal characteristics sought in prospective candidates include the following:

•	Integrity, character, and accountability

•	Ability to provide wise and thoughtful counsel on a broad range of issues

•	Financial literacy and ability to read and understand financial statements and other indices of financial performance

•	Ability to work effectively with mature confidence as part of a team

•	Ability to provide counsel to management in developing creative solutions and in identifying innovative opportunities

•	Commitment to prepare for and attend meetings and to be accessible to management and other Directors
After completing this evaluation process, the Committee makes nomination recommendations to the full Board. The Board determines the nominees after considering the recommendation and report of the Committee.
A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the shareholder considers appropriate. To be considered, the written recommendation from a shareholder must be delivered to, or mailed and received at, our principal executive offices no earlier than January 13, 2021 and no later than February 2, 2021. However, if an annual meeting occurs thirty days or more before or sixty days or more after the anticipated annual May shareholder meeting, notice by the shareholder must be so delivered, or mailed and received, no later than the close of business on the 10th day following the day on which the date of such annual meeting was first publicly disclosed.
Director Independence
The Board conducts an annual review and affirmatively determined 8 of the current 10 Directors are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines which reflects the current Director nominees and continuing Directors.
Tom Ryan is considered non-independent because of his employment as a senior executive of the Company. Blair Waltrip is considered a non-independent Director because he is the son of the Founder and Chairman Emeritus, R.L. Waltrip.
Change in Leadership Structure
Over the past several years, there have been significant changes in our leadership and Board of Directors. In 2016, after 53 years of meaningful service, R.L. Waltrip stepped aside as Chairman of the Board (continuing to serve as a Board member until his decision not to seek another term in 2018) and the Board appointed current CEO, Tom Ryan, as Chairman. This structure allows the Chief Executive Officer to effectively and efficiently guide the Board utilizing the insight and perspective he has gained by leading the Company. In addition, our Chief Executive Officer has the necessary experience, commitment, and support of the other Board members to carry out the role of Chairman effectively. His in-depth knowledge of our Company, our growth and historical development, coupled with his extensive industry expertise and significant leadership experience, make him particularly qualified to lead discussions at the Board level on important matters affecting the Company.
Simultaneously in 2016, the Board appointed Tony Coelho as Lead Independent Director in a newly created role. In 2018, we strengthened our Lead Independent Director's responsibilities by making revisions to the Company's Bylaws to permit the Lead Independent Director to call a special meeting of the Board and preside over Board meetings in the absence of the Board Chair (please see (see page 28 for list of key duties and responsibilities of Lead Independent Director).
During 2018, we elected two new Directors to the Board, Jakki L. Haussler and Sara Martinez Tucker and ethnic and gender diversity is represented by 30% of our Board members. In 2019 after 36 outstanding years of service on the Board, John Mecom decided he would not seek another term as a member of the Board. Currently our Board is composed of ten members, is 80% independent (our Audit, Compensation, and Nominating and Corporate Governance Committees of SCI are composed entirely of Independent Directors), and 90% of the Board is comprised of Directors who are non-management. Our Board believes shareholders have benefited from Tom Ryan’s strategic and operational insights and strong leadership skills and our performance under the current leadership structure has been strong, strengthening the position of our Company as the leader in the deathcare industry.
.

26 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Risk Oversight
The Board of Directors has assigned the Nominating and Corporate Governance Committee oversight responsibility for the Company’s enterprise risk management function. Management has the primary responsibility to identify risks and risk mitigation strategies and provides periodic reports to the Nominating and Corporate Governance Committee.

•	The Audit Committee is responsible for oversight of major financial risks relating to the Company’s accounting matters and financial reporting compliance.

•	The Compensation Committee has oversight of the risk assessment of the Company’s compensation programs.

•	The Investment Committee has oversight of risks relating to the investment of trust funds, our primary funeral preneed insurance provider, and our employer-sponsored retirement accounts.
The Nominating and Corporate Governance Committee oversees the risk assessments of the above mentioned committees and of management and annually provides enterprise risk management reports to the Board.

The Board appreciates the threats presented by cybersecurity incidents and is committed to the prevention, timely detection, and mitigation of the effects of any such incidents on the Company.
✓ The Audit Committee oversees the Company's controls related to cybersecurity.
✓ The Nominating and Corporate Governance Committee oversees the risk assessment related to cybersecurity.

Strategy Oversight
One of the Board’s key responsibilities is overseeing the Company’s strategy. The Board has experience and expertise in the area of strategy development and insights into the most important issues facing the Company. Setting the strategic course of the Company involves constructive engagement between management and the Board. Our Board acts as a strategy committee and regularly discusses the key priorities of our Company, taking into consideration the Company’s long-term strategy with global economic, consumer, and other significant trends within our industry. Discussions in the boardroom are enhanced with visits to locations, which provide Directors an opportunity to see strategy execution first hand.
Human Capital Management and Culture Oversight
Our human capital management and talent development efforts go beyond the senior management level. Leaders at all levels are responsible for fostering an environment that supports a positive culture with high ethical standards. We are committed to being a respectful, rewarding, diverse and inclusive work environment that allows our associates to develop the skills they need for success. The Board, along with management, provide oversight and guidance on compensation, benefits, recruiting, retention, diversity and inclusion, and culture. We continue to invest in our associates’ wages and training and enhance our policies in creating a better workplace. We are committed to enhancing our associates’ experience through training programs utilizing best in class tools and technologies, which allow us to continue remaining relevant with our client families.
We believe these actions have resulted in a more engaged and effective workforce that is better equipped to serve our customers in today’s rapidly changing environment.
No Shareholder Rights Plan
Prior to 2008, SCI maintained a shareholder rights plan, sometimes called a “Poison Pill”, which could provide an opportunity for negotiation during a hostile takeover attempt. Our Board allowed the shareholder rights plan to expire in July 2008 and has not implemented another shareholder rights plan.

2020 Proxy Statement 27

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Lead Independent Director

Anthony L. Coelho

Key Duties and Responsibilities of Lead Independent Director
•    Preside over all independent director executive sessions held on a regular basis
•    Serve as liaison to the Chairman of Board
•    Engage in performance evaluation of Directors and CEO
•    Interview Director candidates
•    Communicate with shareholders as needed
•    Consult with committee chairpersons
•    Authorized to call a special meeting of the Directors
•    Work with the Chairman on Board agenda, information, and meeting schedules

Lead Independent Director

The Lead Independent Director's role is critical to ensure the Board is able to carry out its responsibilities effectively and independently of both management and the Company’s controlling shareholders. Based on shareholder feedback, we have recently strengthened the responsibilities of the Lead Independent Director through provisions to the Company's Bylaws to permit the Lead Director to call a special meeting of the Board and preside over Board meetings in the absence of the Chairman of the Board.
The authority and responsibilities of the Lead Independent Director include, but are not limited to, the following:

•	Call meetings of the Board. The Lead Independent Director is authorized to call meetings of the Board, upon proper notice given to the members in accordance with the Bylaws.

•
Preside over executive sessions. The Lead Independent Director will preside at all meetings of the Board at which the Chair is not present, including all meetings and executive sessions of the independent Directors.

•
Serve as liaison to the Chair. The Lead Independent Director serves as the principal liaison between the independent Directors and the Chair. The Lead Independent Director is available to discuss any concerns the other independent Directors may have and to relay those concerns to the Chairman of the Board.

•
Board information, agendas, and meeting schedules. The Lead Independent Director consults with the Chair regarding the information sent to the Board, including the quality, quantity, appropriateness and timeliness of such information and consults with the Chair on the scheduling of Board meetings and their agendas.

•
Engage in performance evaluation of Directors and CEO. The Lead Independent Director works with the Nominating and Corporate Governance Committee in the process of evaluating the performance of the CEO and the Directors, including delivering evaluation feedback to them.

•	Interview Director candidates. The Lead Independent Director interviews Director candidates along with the Nominating and Corporate Governance Committee.

•
Communicate with shareholders. As requested and deemed appropriate by the Board, the Lead Independent Director is available for consultation and direct communication with shareholders and other stakeholders.

•
Serve as the Board Chair on an interim basis. The Lead Independent Director will serve as the Chair on an interim basis in the event of the death or disability of the Chair or if circumstances arise in which the Chair may have an actual or perceived conflict of interest.

•	Perform other duties as requested. The Lead Independent Director performs such other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities.

•
Consult with Committee Chairs. In performing the duties described above, the Lead Independent Director is expected to consult with the Chairs of the appropriate Board committees as needed and solicit their participation in order to avoid diluting the authority or responsibilities of such Committee Chairs.

Our Lead Independent Director improves corporate performance by taking responsibility for enhancing Board performance, building a productive relationship with the Chief Executive Officer, and supporting effective communications with shareholders.

28 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Special Meeting of Shareholders
A special meeting of shareholders may be called at any time by:

•	the holders of at least 10% of the outstanding stock entitled to be voted at such meeting;

•	the Board of Directors;

•	the Chairman of the Board; or

•	the Chief Executive Officer.
Board Composition and Meetings
Independent Directors comprise a majority of the Board of SCI. The Audit, Compensation, and Nominating and Corporate Governance Committees of the Board are all composed entirely of Directors who are “independent” as defined by the standards of the NYSE and SCI’s Corporate Governance Guidelines. The full Board meetings had 100% attendance, and each individual committee meeting in 2019 had 92% or higher attendance by the relevant Directors. Although the Board does not have a policy on Director attendance at annual meetings, all ten Board members attended the Company’s 2019 Annual Meeting of Shareholders.

SCI 2019 Board Meetings and Director Attendance
Number of Meetings

% = percentage of meetings attended by SCI Directors
There were no material issues or circumstances in 2019 that required an Executive Committee meeting.
Annual Board and Committee Evaluations
The Nominating and Corporate Governance Committee oversees and facilitates a comprehensive self-evaluation of Board members and each of the Board committees on an annual basis to determine whether the Board and its committees are functioning effectively and to identify any areas to further enhance Board and committee operations.
The Nominating and Corporate Governance Committee also oversees a Director peer review as part of the annual renomination review process and for the ongoing professional development of Board members.
Board Orientation and Education Program
SCI has an orientation program for new Board members that includes formal and informal sessions with other Directors and senior SCI executives. This program also encourages attendance at meetings of committees of which the newly elected Director is not a member to gain familiarity with the work of each Board committee and the specific areas they address. The focus of continuing education for SCI Directors is on developing educational sessions that the Directors find meaningful and useful. These may range from educational sessions specific to matters facing SCI and its industry to sessions covering corporate governance trends and issues. In addition, the Board encourages Directors' attendance at education programs that are offered by various universities, institutes, etc. Finally, Board members periodically perform site visits to SCI facilities individually and as a group.

2020 Proxy Statement 29

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Executive Sessions
At the end of every regularly scheduled Board meeting, the Board meets in an executive session attended only by the non-management Directors without management present. The Lead Independent Director chairs these executive sessions. Shareholders and other interested parties may communicate to the Lead Independent Director any comments they wish to communicate to the non-management Directors, using the following address: Service Corporation International, Lead Independent Director c/o Office of Corporate Secretary, 1929 Allen Parkway, Houston, TX 77019, or by email to leaddirector@sci-us.com.
Board Committees
As part of its annual Board and committee evaluation process, the Board reviews its committee structure and committee responsibilities ensuring that matters important to SCI have the appropriate focus and ensuring the effectiveness of each committee’s role. Currently, the Board has four standing committees. While each committee has designated committee members, every Director may attend any committee they so choose. The Board has adopted a written charter for each of these committees, which are available on SCI’s website at https://investors.sci-corp.com/governance. Information about each committee is provided below.

Audit Committee

Key Oversight Responsibilities
•    Integrity of the financial statements
•    Engagement, qualifications, independence, and performance of the independent registered public accounting firm
•    Scope and results of the independent registered public accounting firm's report
•    Performance and effectiveness of our internal audit function
•    Policies with respect to risk assessment and risk management
•    Quality and adequacy of our internal controls, including the review of our cybersecurity controls
•    Financial reporting and disclosure matters
Audit Committee in 2019
The Audit Committee met eight times in 2019, and the Committee attendance record was 94%. Four of the meetings were focused primarily on our quarterly financial reports and our related earnings releases. At each of these meetings, the Committee reviewed the documents as well as reviewed the independent registered public accounting firm's report. The Committee regularly meets with the independent registered public accounting firm representatives outside the presence of management. Additionally, the Committee meets regularly with individual members of management to discuss relevant matters. Lastly, the Committee meets with the Company’s internal auditors outside the presence of management. The Committee also performs quarterly reviews of any legal matters that could have a significant impact on our financial statements and plays an important role in assessing the management of financial risk. The report of the Audit Committee can be found on page 35.

Chair: Victor L. Lund
Other members:
Jakki L. Haussler,
Clifton H. Morris, Jr.,
Sara Martinez Tucker
Meetings in 2019: Eight
Each member of the Audit Committee meets the independence requirements of the NYSE guidelines.

30 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Compensation Committee

Key Oversight Responsibilities
•    Oversees our executive compensation and benefits policies and programs
•    Sets compensation for the Chairman and CEO
•    Reviews and approves compensation for all other executive Officers
•    Determines appropriate individual and Company performance measures
•    Approves all executive employment contracts
•    Determines and ensures compliance with SCI stock ownership guidelines for Officers
•    Assesses the risk of SCI’s compensation programs
Compensation Committee in 2019
The Compensation Committee met five times in 2019 with a 96% attendance record. The Committee devoted substantial time in its oversight of SCI’s compensation programs and its review of feedback received from shareholders. As a result of input received from shareholders, the Committee added a normalized return on equity modifier to the total shareholder return metric in the performance unit plan. They also changed the performance unit plan to be denominated in SCI shares instead of dollars. Effective with the 2020 annual incentive compensation plan, the plan includes a modifier based on a non-financial metric related to Google online customer satisfaction ratings. The Committee’s full review of executive compensation matters and its decisions are discussed in the Compensation Discussion and Analysis beginning on page 38.

Chair: Alan R. Buckwalter
Other members:
Anthony L. Coelho
Ellen Ochoa
Marcus A. Watts
Meetings in 2019: Five
Each member of the Compensation Committee meets the independence requirements of the NYSE guidelines.

Nominating and Corporate Governance Committee

Key Oversight Responsibilities
•    Composition of the Board and Board committees
•    Identification and recruitment of new candidates for the Board
•    Review process for renomination of current Board members and nominees recommended by shareholders
•    Development of corporate governance principles and practices
•    SCI’s enterprise risk management function, including cybersecurity risks
•    Succession planning for CEO and other SCI executives
•    Performance evaluation of the CEO, Directors, Board, and Board committees

Nominating and Corporate Governance Committee in 2019
The Nominating and Corporate Governance Committee (NCGC) met five times in 2019, and the Committee attendance record was 92%. As a result of John Mecom's retirement from the Board in 2019, the NCGC evaluated current responsibilities to determine the best fit based on Director background and Board needs and transitioned Alan Buckwalter from the Audit Committee to the Investment Committee and added Sara Martinez Tucker to the Audit Committee. The charter was updated reflecting that the NCGC is responsible for the oversight of the Company's ESG policies.

Chair: Marcus A. Watts
Other members:
Anthony L. Coelho
Victor L. Lund
Clifton H. Morris, Jr.
Sara Martinez Tucker
Meetings in 2019: Five
Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE guidelines.

2020 Proxy Statement 31

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Investment Committee

Key Oversight Responsibilities
•    Oversight of SCI’s preneed and perpetual care trust funds; SCI’s Investment Operating Committee, headed by SCI executives; as well as SCI's wholly-owned registered investment advisor (RIA) subsidiary and a third party RIA consultant
•    Management and performance of the trust funds, performance of the independent trustees, and changes to investment managers made by the trustees
•    Ongoing review of investment policies and guidelines in conjunction with the Investment Operating Committee and wholly-owned RIA subsidiary and third party RIA consultant
•    Reviews SCI’s primary funeral preneed insurance provider
•    Oversight of the Company's employer sponsored retirement accounts

Investment Committee in 2019
The Investment Committee met four times in 2019, and the Committee attendance record was 100%. The Committee provided guidance on monitoring and improving the structure of SCI's preneed and perpetual care trust portfolios. Additionally, the Committee monitored the financial condition of the Company’s primary prearranged funeral insurance provider.

Chair: W. Blair Waltrip Other members: Alan R. Buckwalter Jakki L. Haussler Ellen Ochoa Meetings in 2019: Four

Executive Committee

Key Oversight Responsibilities
•    Authorized to exercise many of the powers of the full Board between Board meetings
•    Meets in circumstances when it is impractical to call a meeting of the full Board and there is urgency for Board discussion and decision making on a specific issue
Executive Committee in 2019
The Executive Committee did not meet in 2019 as all matters were handled at the regular Board meetings.

Chair: Thomas L. Ryan Other members: Alan R. Buckwalter Anthony L. Coelho Victor L. Lund Marcus A. Watts Meetings in 2019: None

32 Service Corporation International

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Director Compensation
Our Corporate Governance Guidelines provide for compensation for our non-employee Directors’ services. Tom Ryan, who is also a paid executive Officer of the Company, does not receive additional compensation for serving on the Board. Annual compensation for our non-employee Directors is composed of cash and stock-based equity compensation.
Maintaining a market-based compensation program for our non-employee Directors enables the Company to attract qualified members to serve on the Board. With the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Nominating and Corporate Governance Committee periodically reviews our non-employee Director compensation levels and practices and compares them to that of comparable companies to ensure they are aligned with market practices (see the “Peer Comparator Group” - see Annex B). Specifically, comparisons are made to the companies included in the Peer Comparator Group used for benchmarking the compensation of our executives, as well as to data presented in the annual NACD Director Compensation Report.
Components of Board Compensation:

•	The annual Board cash retainer is $90,000.

•	Additional cash retainers for leadership positions on the Board are as follows:

•	Lead Independent Director - $30,000

•	Audit Committee Chair - $25,000

•	Compensation Committee Chair - $20,000

•	Investment Committee Chair - $15,000

•	Nominating and Corporate Governance Committee (NCGC) Chair - $15,000

•	Annual stock grants are based on a target value of $180,000 per Director.
The Compensation Committee believes our total Director compensation package is competitive with market practices and is fair and appropriate in light of the responsibilities and obligations of our non-employee Directors. The following table sets forth non-employee Director compensation for 2019.
2019 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	Total
Alan R. Buckwalter (Chair - Compensation Committee)	$110,000	$180,019	$—	$290,019
Anthony L. Coelho, Lead Independent Director	120,000	180,019	10,294	310,313
Jakki L. Haussler	90,000	180,019	—	270,019
Victor L. Lund (Chair - Audit Committee)	115,000	180,019	—	295,019
John W. Mecom, Jr.(3)	45,000	—	26,216	71,216
Clifton H. Morris, Jr.	90,000	180,019	10,294	280,313
Ellen Ochoa	90,000	180,019	—	270,019
Sara Martinez Tucker	90,000	180,019	—	270,019
W. Blair Waltrip (Chair - Investment Committee)	105,000	180,019	—	285,019
Marcus A. Watts (Chair - NCGC Committee)	105,000	180,019	—	285,019
(1) Amounts in the Stock Awards column represent the annual stock grants based on a target value of $180,000 per Director.
(2) Amounts in this column include any increases in the actuarial present value of benefits as discussed under “Directors’ Retirement Plan” below. During the year ended December 31, 2019, John Mecom's pension value increased $26,216, and both Tony Coelho's and Cliff Morris' pension values increased $10,294.
(3) Amounts for John Mecom's fees earned or paid in cash were for his board service through May 8, 2019.

2020 Proxy Statement 33

CORPORATE GOVERNANCE AT SERVICE CORPORATION INTERNATIONAL

Directors’ Retirement Plan
Effective January 1, 2001, the Non-Employee Directors’ Retirement Plan was amended so that only years of service prior to 2001 are considered for vesting purposes. Non-employee Directors who served on the Board prior to that time and were participants in the plan are entitled to receive annual retirement benefits of up to $42,500 per year for ten years, subject to a vesting schedule, based on their years of Board service. Retirement benefits vested in 25% increments at the end of five, eight, eleven, and fifteen years of credited service, except that the benefits vest completely in the event of death while the participant is still a member of the Board or in the event of a change of control of SCI (as defined in the plan). Any increases in the actuarial present value of benefits under the plan are reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table above.
Director Ownership of SCI Stock
Stock ownership has a critical role in aligning the interests of Directors with those of our shareholders. The Company's Corporate Governance Guidelines contain a policy to encourage the Directors to own SCI stock. Under the guidelines each Director is required to hold SCI common stock with a fair market value of at least $500,000 within five years of the Director’s initial election to the Board. Measurement of stock ownership against the guidelines will be calculated once a year based on the valuation of the shares held at year-end utilizing the closing price of SCI common stock on the last trading day of the year ($46.03 per share at December 31, 2019 or a minimum shareholding of 10,863 shares). The following graphic presents the current holdings for our Directors as of March 16, 2020. Further details are provided in the tables of Director and Officer shareholdings listed under “Voting Securities and Principal Holders”.

SCI Common Shares Beneficially Owned

*Jakki L. Haussler and Sara Martinez Tucker recently became Directors in 2018. All other members of the Board are above minimum stock ownership guideline.

34 Service Corporation International

Proposal 2: Proposal to Ratify the Selection of the Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors of the Company recommends PricewaterhouseCoopers LLP (“PwC”) serve as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2020. PwC and its predecessors have audited the Company’s accounts since 1993. A representative of PwC typically attends the Annual Meeting, and such representative will have the opportunity to make a statement and be available to respond to appropriate questions. The Audit Committee submits the selection of PwC for shareholders’ ratification of the selection at the Annual Meeting. If the shareholders do not give approval, the Audit Committee will reconsider its selection. The affirmative vote of the holders of a majority of shares represented at the Annual Meeting is required for this proposal to be ratified.

✓	The Board of Directors recommends that Shareholders vote “FOR” ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company.

Report of the Audit Committee
Purpose
The primary purpose of the Audit Committee is assisting the Board of Directors in fulfilling its independent and objective oversight responsibilities by:

•	ensuring the integrity of the Company’s accounting functions and proper internal control over financial reporting,

•	ensuring the Company’s compliance with legal and regulatory requirements;

•	reviewing the independent registered public accounting firm’s qualifications, and

•	overseeing the performance of the Company’s internal audit function.
The Audit Committee schedules its meetings with management and the independent registered public accounting firm (currently PWC) at least once each quarter. Additionally, the Audit Committee meets separately in an executive session with the independent registered public accountants, internal auditors, and management of the Company. Further details of the Audit Committee’s functions are located in the section entitled “Board of Directors - Board Committees - Audit Committee” above. The Audit Committee Charter is available for viewing on SCI’s website, https://investors.sci-corp.com/governance and available in print to anyone who requests it.
Committee Membership and Appointment
Each member of the Audit Committee is independent, as defined by the New York Stock Exchange ("NYSE") rules, financially literate, and is limited to serving on no more than three audit committees of public companies. The Board of Directors appointed, and the Audit Committee has acknowledged, Victor L. Lund, Chairman of the Audit Committee, as the Audit Committee Financial Expert as defined by the rules of the Securities and Exchange Commission.
The Committee complies with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the NYSE on which the Company's securities are listed, including those related to independence, as applicable.
Audit Committee Responsibilities
The Audit Committee relies on the work and assurance of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the consolidated financial statements and other reports, and maintaining policies relating to legal and regulatory compliance.

2020 Proxy Statement 35

AUDIT COMMITTEE MATTERS

The independent registered public accounting firm is responsible for performing an independent audit of the annual consolidated financial statements and expressing an independent opinion on compliance of those financial statements under the United States Generally Accepted Accounting Principles, and expressing an opinion on the effectiveness of the internal controls of the Company.
The Committee reviews and discusses with management and the independent auditors the following:

•
quarterly financial statements and the annual audited financial statements of the Company, including the Company's specific disclosures included in Management's Discussion and Analysis of Financial Condition and Results of Operations;

•	earnings releases and guidance provided to analysts and rating agencies;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles; and

•	issues as to the adequacy of the Company's internal controls, including those related to cybersecurity, and any special steps adopted in light of material control deficiencies.
Meeting Structure
The Audit Committee may request that any Director, Officer, or associate of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide information requested by the Committee. Subject to any limitations set forth in the Corporate Governance Guidelines of the Company, the Committee, in order to carry out its responsibilities, may exclude from its meetings any person(s) it deems appropriate.
The Committee provides reports to the Board of Directors and keeps written minutes of its meetings. The Committee reviews with the Board of Directors any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent public accountants, or the performance of the internal audit function.
The Audit Committee reviewed and discussed the audited financial statements with management of the Company and with the independent registered public accounting firm. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing AS 1301 (Communications with Audit Committees), as modified or supplemented. Discussions occurred with management and the independent public accountants about the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates, judgments, and the transparency of disclosures in the Company’s consolidated financial statements.
Finally, the Audit Committee has also received written disclosures in a letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s independence, and has discussed with the independent registered public accounting firm their independence from the Company and its management. This review also includes discussions of audit and non-audit fees as well as evaluation of the Company's significant financial policies and accounting systems and controls.
The Audit Committee reviewed the independence of the independent registered public accounting firm considering the compatibility of their non-audit services with maintaining their independence from the Company. Based on our review, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE

Victor L. Lund, Chair	Jakki L. Haussler	Sara Martinez Tucker	Clifton H. Morris, Jr.

36 Service Corporation International

AUDIT COMMITTEE MATTERS

Audit Fees and All Other Fees
The Audit Committee has adopted a policy that requires advance approval of all audit, tax services, and other services performed by the independent registered public accounting firm. The policy permits the Audit Committee to grant pre-approval for specifically defined audit and non-audit services. As such, all of the fees set forth below were pre-approved by the Audit Committee.

	Audit fees[1]	Audit-related fees[2]	Tax[3]	All other fees[4]	Total
2019	$6,341,425	$467,600	$315,825	$4,500	$7,129,350
2018	$6,381,640	$778,774	$248,000	$4,900	$7,413,314

(1)
Fees associated with the annual audit of the Company’s consolidated financial statements in Form 10-K and the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, the reviews of the Company’s quarterly reports on Form 10-Q, and fees related to statutory audits.

(2)
Audit-related fees in both periods were related to various accounting standards adopted during 2018 and 2019. 2019 audit-related fees also included a comfort letter related to the Company's issuance of $750.0 million 5.125% Senior Notes due June 2029.

(3)	Fees for tax services for both years were related to LLC tax return preparation for our consolidated trust funds.

(4)	All other fees in both years were for research database licensing and the Company's disclosure checklist tool.

2020 Proxy Statement 37

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to SEC rules, we are asking shareholders to approve, on an annual basis, the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related material contained in our Proxy Statement.”
The compensation of our Named Executive Officers is based on a program that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, the Compensation Committee believes promote the creation of long-term shareholder value and position the Company for long-term success. As described more fully in this Compensation Discussion and Analysis, the mix of fixed and performance-based compensation and the terms of annual and long-term incentive awards are all designed to enable the Company to attract and maintain top talent while creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program and the compensation awarded to Named Executive Officers under the current program fulfill this objective.
We urge shareholders to read this Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures complement our compensation philosophy.
Although the vote is non-binding, the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The Committee in recent years has considered the feedback from shareholders in making specific compensation plan changes. Our compensation plan was well received by our shareholders as reflected in our annual say-on-pay vote last year when over 91% of the shares voted were in favor of the Named Executive Officer compensation. Approval of this proposal is subject to the approval of a majority of the holders of shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Each holder of our common stock is entitled to one vote for each share held. Abstentions will have the same effect as a vote AGAINST this proposal. Broker non-votes are not counted.

✓	The Board of Directors recommends a vote “FOR” advisory approval of the resolution regarding compensation of our Named Executive Officers (as set forth in this Proxy Statement).

38 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

Introduction
This Compensation Discussion and Analysis has been prepared by our management and reviewed by the Compensation Committee of our Board of Directors. This discussion provides information and context regarding the compensation paid to our Chief Executive Officer, Chief Financial Officer, and the other three most highly-compensated executive officers in 2019, all of whom are collectively referred to as the “Named Executive Officers” or "NEOs". Our NEOs for 2019 were:

Thomas L. Ryan	President, Chairman of the Board, and Chief Executive Officer
Eric D. Tanzberger	Senior Vice President, Chief Financial Officer
Sumner J. Waring, III	Senior Vice President, Chief Operating Officer
Gregory T. Sangalis	Senior Vice President, General Counsel and Secretary
Steven A. Tidwell	Senior Vice President, Sales and Marketing
The Company’s executive compensation policies are designed to provide aggregate compensation opportunities for our executives that are competitive in the business marketplace and that are based upon Company and individual performance. Our foremost objectives are:

•	aligning executive pay and benefits with the performance of the Company and shareholder returns while fostering a culture of highly ethical standards and integrity.

•	attracting, motivating, rewarding, and retaining the broad-based management talent required to achieve our corporate objectives.
Executive Summary
Pay for Performance and Corporate Strategy
We have aligned our executive compensation programs with our long-term strategy. Actions taken to achieve the performance compensation metrics are creating long-term value for our shareholders and other stakeholders.
Our Core Strategy: Grow Revenue, Leverage Scale, and Deploy Capital

Grow revenue
We plan to grow revenue by remaining relevant to our customers as their preferences evolve through a combination of price, product, and service differentiation strategies. Growing our preneed sales will drive future revenue growth. In 2019, we grew revenue by $41 million to $3.2 billion as a result of a 4.6% and 1.5% growth in our funeral and cemetery preneed sales production, respectively.

Leverage scale
We leverage our scale by developing our sales organization and optimizing the use of our network through the use of technology and for the benefit of our preneed backlog. Our large scale enables us to achieve cost efficiencies through the maximization of purchasing power and utilizing economies of scale through our supply chain channel. This year, we took significant steps to improve the quality of customer feedback and elevate our online reputation.

Implementing our core strategy allows us to deliver superior total shareholder return	Growing revenue and leveraging scale increases cash flow, which enables us to:
Deploy capital
We continue maximizing capital deployment opportunities in a disciplined and balanced manner to the highest relative return opportunity. Our priorities for capital deployment are: 1) investing in acquisitions and building new funeral service locations, 2) paying dividends, 3) repurchasing shares, and 4) managing debt. In 2019, we deployed capital of $404 million, investing $143 million in acquisitions, new build opportunities, and acquiring land for cemeteries and returning $261 million to shareholders through dividends and share repurchases.

2020 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Performance Compensation Metrics
Annual Performance-Based Incentive Plan:

•	Normalized Earnings per share: Growth is the result of growing revenue and leveraging our scale, which in turn, enhances shareholder value.

•
Normalized Free Cash Flow per share: Growth in normalized free cash flow per share is tied directly to our strategy to increase our cash flow and effectively deploy capital. Growth in this metric drives current performance of the Company and enhances shareholder value.

•
Comparable Preneed Production: Comparable preneed production is the percentage of growth over prior year in combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency. Preneed sales production is driving current and future market share growth, adding stability to our future revenue stream and creating future value for our shareholders.

Long-Term Incentive Plan:

•	Total Shareholder Return: As we grow revenue and leverage our scale, we increase our cash flow allowing the Company to deploy capital and deliver superior total shareholder return.

•	Normalized Return on Equity: Growth in return on equity is the long term result of effectively implementing our core strategy of growing revenue and deploying capital as described above.
Performance Summary
Our management has a strong focus on delivering profitable growth and returning value to our shareholders utilizing our long-term growth strategy as discussed above. This long-term focus has contributed significantly to the Company’s total shareholder return over several years as illustrated below as well as our yearly growth as reflected in the Company's 2019 performance for adjusted earnings per share and adjusted operating cash flow.

GAAP Performance Measures (1)	Adjusted Performance Measures (2)
GAAP Earnings Per Share	Adjusted Earnings Per Share

GAAP Operating Cash Flow (in millions)	Adjusted Operating Cash Flow (in millions)

(1) GAAP - Generally Accepted Accounting Principles	(2) Adjusted Earnings Per Share and Adjusted Operating Cash Flow are non-GAAP financial measures. Please see Annex A for disclosures and reconciliations to the appropriate GAAP measure.

40 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

2019 Company Performance
The Company delivered solid financial results in 2019 that include the following:

•	Maintaining our position as the largest provider in the Company’s industry, with 15% to16% revenue market share.

•	Growing consolidated revenue by $41 million to $3.2 billion in 2019.

•	Increasing funeral and cemetery preneed sales by 4.6% and 1.5%, respectively, to $1.9 billion, bringing our preneed backlog to $12.0 billion in 2019.

•	Increasing adjusted earnings per share by approximately 6% compared to 2018.

•
Increasing adjusted operating cash flow 4% over the prior year to approximately $635 million, exceeding our November guidance range of $575-$615 million. This increase was primarily due to increased cash earnings as a result of improved preneed installment collections. It was somewhat offset by expected increases in cash interest and cash tax payments, of $19 million, collectively.

•
Enhancing shareholder value by deploying capital of $404 million, investing $143 million in acquisitions, new build opportunities, and acquiring land for cemeteries, and returning $261 million to shareholders through dividends and share repurchases.

•	Achieving a total shareholder return (TSR) of 572% over the last ten fiscal years, outpacing the return of the S&P 500 of 257%.
Key Features of Our Compensation Programs
Over the course of the past several years, the Compensation Committee, in conjunction with management, improved the alignment of our compensation programs with the interests of our shareholders. In addition, the Committee modified or eliminated certain components of our compensation programs better aligning the programs with prevailing standards. The following are highlights of our compensation programs, including our emphasis on pay commensurate with performance and actions taken to align aspects of our programs with evolving standards.

What We Do	What We Don't Do

✓    We pay for performance. A significant portion of the compensation of our Named Executive Officers is directly linked to the Company’s performance, as demonstrated by the historical payouts related to our annual and long-term incentive plans.
✓    We require stock ownership. Our stock ownership guidelines require each of the Company Officers to hold Company stock with a value linked to a multiple of their respective salaries and to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until stock ownership guidelines are met.
✓    We have claw-backs. Our claw-back provisions may be triggered in certain circumstances. If triggered, the provisions allow the Company to recoup annual performance-based incentives, stock options, restricted stock, and performance units.
✓    We seek independent advice. We engage independent consultants to review executive compensation and provide advice to the Compensation Committee.
✓    We have an ongoing shareholder outreach program. As part of our commitment to effective corporate governance practices, we regularly engage with shareholders. We specifically discuss executive compensation along with other important governance topics regularly as part of our outreach program.

✗    We do not allow tax gross-ups. We do not provide tax gross-ups in our compensation programs, and we do not have provisions in our executive employment agreements that provide for tax gross-ups in the event of a change of control of the Company.
✗    We do not allow hedging or pledging. Our policies prohibit Officers and Directors from hedging or pledging their SCI stock ownership.
✗    We do not allow the repricing of stock options. Our policies prohibit subsequent alterations of stock option pricing without shareholder approval.

2020 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

Consideration of 2019 "Say-on-Pay" Vote
At our Annual Meeting of shareholders held on May 8, 2019, 91.3% of the shares voted were in favor of the proposal to approve Named Executive Officer compensation (“say-on-pay” vote), versus 89.4% in 2018. The Compensation Committee believes this result is an indication that a substantial majority of our shareholders are satisfied with our executive compensation policies and decisions, and that our executive compensation program effectively aligns the interests of our Named Executive Officers with the interests of our shareholders.
Compensation Philosophy and Process
The Company’s compensation philosophy is to align executive compensation with the performance of the Company and the individual by using several compensation components for our executives.
Our overall compensation philosophy provides target direct compensation opportunities within a competitive range of target pay levels among general industry companies of comparable size and scope (the “Peer Group” - see Annex B). Incentive programs provide opportunities to exceed Peer Comparator Group target compensation levels through annual and long-term incentives paid in cash and stock. However, if performance targets are not met, then the resulting performance-based award payouts will be below target levels. We believe these target levels of direct compensation are appropriate to motivate, reward, and retain our executives, each of whom has leadership talents and expertise that make them attractive to other companies. In making annual compensation decisions, the Compensation Committee reviews each Named Executive Officer’s total compensation, as well as the compensation components, for reasonableness and comparability to market levels and the prior year’s compensation.
The compensation components are designed to motivate our senior leadership to operate as a team to achieve Company-wide goals. This approach serves to align the compensation of our most senior leadership team with the performance of the Company.
The Compensation Committee reviews comparative market information, including benchmarking data presented by the Committee's independent compensation consultant, Meridian Compensation Partners, LLC ("Meridian") - see page 52 of this Proxy Statement for further information on the Compensation Committee's retention of Meridian. For the Chairman and CEO, the Compensation Committee is exclusively responsible for the final determination of all components of compensation, but requests input and recommendations from Meridian. For other Named Executive Officers, the Compensation Committee receives additional recommendations from our CEO for all components of compensation. On the basis of its review of market data, input from the CEO and Meridian and other relevant factors, the Compensation Committee sets each Named Executive Officer's annual base salary, annual performance-based incentives, and long-term incentives for that year. In 2019, the Compensation Committee reviewed total compensation design components and recommended to the Nominating and Corporate Governance Committee that it make a determination that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

42 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay and Performance Alignment
Below is a graph that displays the relationship between our CEO's total annual compensation and the five year total shareholder return of the Company and S&P 500.

CEO Pay and Performance Alignment

(1) A change in the denomination of the performance unit plan created a temporary distortion in the disclosure of years 2018 and 2019 total compensation by "doubling up" previous performance plan grants, which were disclosed when paid, with the initial inclusion of 2018 performance plan grant value. For more information, please see page 48 .

Total Direct Compensation Pay Mix
The below graphs display the CEO's and other NEOs' mix of total direct compensation, with each component expressed as a percentage of total direct compensation.

CEO Direct Compensation	Other NEO Direct Compensation

In 2019, over 80% of our CEO's and over 70% of our other NEOs’ compensation was performance-based.

2020 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements Link to Shareholder Value
We have aligned our executive compensation programs with the interests of our shareholders and our corporate strategy through various metrics that drive our business. See the following pages for more details on the elements of our compensation program and how it is linked to our corporate strategy and shareholders’ interests.

% of 2019 compensation for CEO and NEOs		Description	Link to shareholder value	How we determine amount
Annual Base Salary page 45		Fixed cash element of compensation established within a competitive range of benchmark pay levels.	Serves to attract and retain executive talent capable of driving superior performance.	We consider individual performance, oversight responsibility, and competitive benchmarking.

CEO	Other NEOs

Annual Performance-Based Incentive Compensation page 45
Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. The 2020 Plan includes a modifier based on the non-financial metric related to Google online customer satisfaction ratings.
Rewards achievement of shorter-term financial and operational objectives we believe are primary drivers of long-term shareholder value.
The Compensation Committee establishes performance metrics that will drive the current performance of the Company and enhance shareholder value. The 2019 metrics included:
•
Normalized Earnings Per Share
•
Normalized Free Cash Flow
•
Comparable Preneed Sales Production.

CEO	Other NEOs

Long-Term Incentive Compensation page 46		Stock Options – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and fosters a culture of ownership.
The Compensation Committee considers several factors in determining the total long-term incentive compensation including Peer Comparator Group benchmark pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the current economic environment. Once the total target value is established for each NEO, we calculate and grant to the NEO (i) the number of stock options with a value equal to one-third of the total target value, (ii) the number of shares of restricted stock with a value equal to one-third of the total target value, and (iii) the number of performance units with a value equal to one-third of the total target value.

		Restricted Stock – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year.	Aligns the long-term interest of the NEOs with the shareholders and fosters a culture of ownership.
CEO	Other NEOs
		Performance Units – the performance unit plan, which is now denominated in shares, measures the three-year total shareholder return (“TSR”) relative to a peer group of public companies (see Annex C).	Rewards effective management of the Company's performance over a multi-year period and delivering positive TSR.

Other Compensation page 49		Retirement Plans – Executive Deferred Compensation Plan and 401(k) Plan.	Provides financial security for retirement.

		Perquisites and Personal Benefits – reasonable benefits as described on page 50.	Enhances executive performance by facilitating effective management of personal matters.
CEO	Other NEOs

44 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

Annual Base Salary
We target the base salary levels of our Named Executive Officers within a competitive range of benchmark pay levels defined in the competitive benchmarking study described on page 52. We believe these levels are appropriate to motivate and retain our Named Executive Officers, who each have leadership talents and business expertise that make them attractive to other companies. In addition, when adjusting salaries, we may also consider the individual performance of the executive. Based on consideration of benchmark pay levels for each executive, the Compensation Committee maintained the base salary for each executive at the 2018 amount.

	2019 Salary	2018 Salary
Thomas L. Ryan	$1,200,000	$1,200,000
Eric D. Tanzberger	600,000	600,000
Sumner J. Waring, III	570,000	570,000
Gregory T. Sangalis	500,000	500,000
Steven A. Tidwell	520,000	520,000
Annual Performance-Based Incentives Paid in Cash
We use annual performance-based incentives paid in cash to focus our NEOs on financial and operational objectives that the Compensation Committee believes are primary drivers of our common stock price over time. In the first quarter of 2019, the Compensation Committee established the performance measures as the basis for annual performance-based incentive awards for our NEOs. The target award opportunities for the NEOs for 2019 were as follows:

Target Award Opportunity (% of Base Salary)
Thomas L. Ryan	125%
Eric D. Tanzberger	90%
Sumner J. Waring, III	90%
Gregory T. Sangalis	80%
Steven A. Tidwell	80%
We believe normalized earnings per share and free cash flow per share drive the performance of the Company and enhance shareholder value. Comparable preneed cemetery property production is a key driver of current performance, as we are generally able to recognize this revenue at the time of sale when the property is ready and available for use and the receivable from the customer is deemed collectible. While recognition of all other comparable preneed funeral and cemetery production is generally deferred and does not have an immediate impact on earnings, such production is driving future market share growth, adding stability to our future revenue stream, and creating future value for our shareholders over the long term. The 2019 performance measures are similar to the performance measures utilized in 2018 and are outlined below:

•
Normalized Earnings per Share, which we calculated by applying a targeted 25.15% effective tax rate to the Company’s calculation of its reported diluted earnings per share and further adjusting to exclude the items listed below. The effective tax rate is held constant for calculating our incentive compensation and therefore does not change throughout the year.

•
Normalized Free Cash Flow per Share, which we calculated by adjusting reported cash flows from operating activities to exclude the cash impact of the following items: (1) deducting forecasted capital improvements at existing facilities and capital expenditures to develop cemetery property, (2) utilizing the forecasted amounts of cash taxes paid in 2019 related to normal operating activities, and (3) dividing the result by the reported weighted average diluted number of shares outstanding in 2019.

•
Comparable Preneed Production is the percentage of growth over prior year of combined total preneed funeral sales production and total preneed cemetery sales production at comparable same-store locations in mixed currency dollars (USD and Canadian dollars).

For 2019, we weighted each of the performance measures at one-third. The Compensation Committee established ranges for performance measures and their related payouts as a percentage of the target award for the performance period from January 1 through December 31, 2019. We calculated awards for performance levels between threshold and target or target and maximum using straight-line interpolation. The 2019 performance targets, SCI’s actual performance, and resulting payout percentages are set forth below.

2020 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS

2019 Performance Targets and Actual Performance

(1)	Any performance above threshold but less than target results in a payout of up to 100%.

(2)	Performance at target results in a 100% payout; performance above target but less than max results in payout between 100% and 200%, respectively.

(3)	Performance at max or above max results in a 200% payout.

(4)	Expressed as a percentage of comparable 2019 performance compared to 2018 .
The Compensation Committee believes it is appropriate to exclude certain non-routine items from performance metrics to encourage appropriate decision making regarding operations and capital deployment. For 2019, the Compensation Committee approved the exclusion of net gains or losses on dispositions, currency losses, losses associated with the early extinguishment of debt, and certain legal settlements.
As a result of the foregoing and giving effect to the weightings described above, our NEOs received annual performance-based incentives paid in cash at 74.3% of their individual incentive targets. The actual dollar amounts of the payouts are set forth in footnote (2) to the Summary Compensation Table on page 54.
The Compensation Committee established each NEO’s target opportunity for 2019 consistent with our overall compensation philosophy to align compensation with our performance and to motivate and retain the executive level talent. The target award opportunities were generally positioned within the mid-range of the competitive benchmark market data. If SCI achieved the performance targets established by the Compensation Committee, NEOs would receive incentive awards at this targeted level. Actual incentive awards may be higher or lower than the target levels based on SCI’s performance relative to the performance goals. The range of performance goals established a lower threshold to achieve a minimal annual performance-based incentive but with a higher threshold to achieve a payout at or near the maximum award of 200% of the targeted incentive levels. The award is based on base salary on the last day of the measurement period.
Looking ahead to the 2020 plan, the annual performance-based incentive will include a modifier based on the non-financial metric related to Google online customer satisfaction ratings, aligning our NEOs’ compensation with our operational performance and success in remaining relevant with our customers.
Long-Term Incentive Compensation
We believe that the grant of significant annual equity-based awards further aligns the interests of the NEOs with those of the Company’s shareholders. To best align these interests, we grant our NEOs a mix of equity awards, which include stock options, restricted stock, and performance units. These long-term incentive ("LTI") award vehicles are important components of annual compensation.
In February 2019, the Compensation Committee set each NEO’s 2019 total target value of long-term incentive compensation. In developing this total target value, the Compensation Committee considered several factors including Peer Comparator Group benchmark LTI pay levels, the individual performance of each NEO, the job responsibilities of each NEO, and the overall Company performance in light of the then current economic environment. Once the target value was established for each NEO, we calculated and granted to the NEO (i) the number of stock options that had a value equal to one-third of the total target value, (ii) the number of shares of restricted stock that had a value equal to one-third of the total target value, and (iii) the number of performance units that had a value equal to one-third of the total target value. The grants were made in February 2019.
This mix of equity awards is designed to focus our NEOs on driving an appropriate culture and healthy operating platform for the Company, managing our on-going risk profile, and implementing strategies to generate superior total long-term shareholder returns.

46 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

Stock Options
Stock options provide NEOs a reward value that is directly attributable to their ability to increase the value of the business and our stock price.
Stock options are granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date. Stock options vest at a rate of one-third per year and have an eight-year term.
Restricted Stock
Restricted stock with service-based vesting provisions is retaining our NEOs and encouraging stock ownership. The restricted stock awards vest at a rate of one-third per year.
Performance Units
Performance units reward NEOs for the delivery of shareholder returns that compare favorably to similarly available public company investments over a multi-year period. The performance unit plan measures the three-year total shareholder return (“TSR”) relative to public companies that are a subset of the Peer Group (see Annex C). The subset of the Peer Group is selected based on correlation in size, certain business characteristics, and stock price as well as other various factors.
TSR is defined as the percentage computed from $100 invested in SCI common stock on the first day of the performance cycle, with dividends reinvested, compared to $100 invested in each of the public companies in the Peer Group, with dividend reinvestment during the same period.
TSR is an appropriate metric because it (i) aligns the interests of management with the interests of shareholders and (ii) provides a useful means of comparing Company performance relative to the performance of public companies in the Peer Group. Beginning in 2018, the performance units also apply a normalized return on equity (ROE) modifier to the total shareholder return metric. The normalized ROE modifier reduces the indicated performance unit payout by 25% if average normalized ROE over the three-year performance period is less than the current threshold of 15%. The Company set a 15% ROE threshold with reference to the S&P MidCap 400® companies (of which SCI is a participant), and where less than half of the companies have historically exceeded a 15% ROE. SCI has meaningfully exceeded this threshold since its implementation in 2018. The normalized ROE modifier threshold is comparative to the median ROE of the S&P MidCap 400®. The share denomination improves shareholder alignment, as the underlying unit value fluctuates with stock price. Our 2019 Summary Compensation Table includes performance units for two different award periods. The 2019 grant is included in the Share Awards column and the payout for the 2017-2019 performance period is included in the Non-Equity Incentive Plan Compensation column.
Performance Targets and 2017-2019 Actual Performance
2017-2019 SCI TSR of 70% compared to S&P 500 TSR of 53%

*	Calculation of awards for performance levels between threshold and target or target and maximum are calculated using straight-line interpolation.
We cap performance unit payments if our TSR over the performance period outperforms the Peer Group median, but our absolute TSR is negative.
For the 2019 - 2021 performance cycle, the Compensation Committee granted performance units with performance awards ranging from 0% to 200% of the share units as set forth below in the “Grants of Plan-Based Awards” table. A target award is earned if SCI’s TSR relative ranking is at the 50th percentile of the TSR of the public companies in the 2019 Peer Group at the end of the performance cycle at December 31, 2021.

2020 Proxy Statement 47

COMPENSATION DISCUSSION AND ANALYSIS

Impact of Changing the Denomination of the Performance Unit Plan
As reported in our 2018 Proxy and discussed above, in response to shareholder feedback and to continue our efforts to refine the correlation between executive pay and total shareholder return (TSR), the Board approved the change in the denomination of the performance unit plan from a dollar-based amount to an amount denominated in shares. The denomination in shares creates a stronger correlation of pay to performance and, more specifically, to total shareholder return which is objective, transparent, and impactful.
The change in denomination creates a temporary distortion in the disclosure of total compensation in the Summary Compensation Table for years 2018 and 2019. The distortion occurs because we are reporting the performance-based plan grants that were made in 2018 and 2019 for the 2018-2020 and 2019-2021 performance cycles, respectively, and the cash payouts from the 2016 and 2017 performance period that concluded in 2018 and 2019, respectively. This distortion occurs in our disclosure of both 2018 and 2019 compensation, after which time the cash-based performance periods will have matured and there will be no more "doubling up" of grants and payouts in the Summary Compensation Table.
The table below uses Tom Ryan's compensation to illustrate the denomination impact change on the Summary Compensation Table for years 2018 and 2019 (page 54). 2017 is "as reported" in the Summary Compensation Table and years 2018 and 2019 are presented in two ways. The "as reported" 2018 and 2019 compensation ties to the current Summary Compensation Table, including the double-counting of the performance unit plan, and the proforma presentation of 2018 and 2019 compensation is presented as if the change in denomination did not occur.
CEO Summary Compensation Years 2017-2019

$2.0M
2017 PUP
Grant
excluded
$11.1M
$1.8M
$3.7M
PUP
Payout
$1.9M
RS
$1.8M
SO
$0.7M
$1.2M
2017
As reported
Non-Equity
Incentive Plan
Stock Awards
$13.3M
$1.1M
$3.7M
PUP
Payout
$2.4M
2018 PUP
Grant
included
$1.9M
RS
$2.0M
SO
$1.0M
$1.2M
2018
As reported
Non-Equity
Incentive Plan
Stock Awards
$2.4M
2018 PUP
Grant
excluded
$10.9M
$1.1M
$3.7M
PUP
Payout
$1.9M
RS
$2.0M
SO
$1.0M
$1.2M
2018
Proforma
Non-Equity
Incentive Plan
Stock Awards
$12.5M
$1.1M
$3.4M
PUP
Payout
$2.0M
2019 PUP
Grant
included
$2.0M
RS
$2.0M
SO
$0.8M
$1.2M
2019
As reported
Non-Equity
Incentive Plan
Stock Awards
$2.0M
2019 PUP
Grant
excluded
$10.5M
$1.1M
$3.4M
PUP
Payout
$2.0M
RS
$2.0M
SO
$0.8M
$1.2M
2019
Proforma
Other Compensation
Annual Performance-Based Incentive Compensation
Annual Base Salary
Long-Term Incentive Compensation

•	Annual Base Salary: Fixed cash element of compensation established within a competitive range of benchmark pay levels, which is in the Salary column on the Summary Compensation Table.

•
Annual Performance-Based Incentive Compensation: Performance–based element of compensation tied to the attainment of performance measures, which is paid in cash. This is included in the Non-Equity Incentive Plan Compensation column on the Summary Compensation Table.

48 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

•	Long-Term Incentive Compensation

◦
Stock Options (SO) – granted at an exercise price equal to 100% of the fair market value of SCI common stock on the grant date and vest at a rate of 1/3 per year, which are included in the Option Awards column in the Summary Compensation Table.

◦
Restricted Stock (RS) – awards are made in February each year at the same time as the stock option grants and vest at a rate of 1/3 per year, which are included in the Stock Awards column on the Summary Compensation table.

◦
Performance Units (PUP) – Cash-settled grants made before 2018 are included in the Non-Equity Incentive Plan Compensation column at the value they vest and settle; share-settled grants are included in the Stock Awards column as of their grant date in the Summary Compensation Table. 2017 grants of performance units were included in the Non-Equity Incentive Plan Compensation column and 2018 and 2019 are included in the Stock Awards column on the Summary Compensation Table.

•	Other Compensation: This grouping includes the Change in Pension Value Column and the All Other Compensation column from the Summary Compensation Table.
Other Compensation
Retirement Plans
To help retain and recruit executive level talent, in 2005, the Company implemented an Executive Deferred Compensation Plan. This plan allows for an annual retirement contribution by the Company of up to 7.5% of eligible compensation and a performance-based contribution targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in the annual performance-based incentives paid in cash above. The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentives paid in cash. In addition to the Company contributions, the plan allows for individual deferral of base salary, annual performance-based incentives paid in cash, restricted stock awards, and performance unit awards. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans. In February 2020, the Company made the following contributions under the plan with respect to 2019 service and performance for our NEOs:

Name	7.5% Retirement Contribution	Performance Contribution	Total
Thomas L. Ryan	$173,565	$128,901	$302,466
Eric D. Tanzberger	75,083	55,762	130,845
Sumner J. Waring, III	71,329	52,974	124,303
Gregory T. Sangalis	59,784	44,400	104,184
Steven A. Tidwell	62,175	46,176	108,351
We also offer a 401(k) plan to our associates, including our NEOs. In 2000, the Company initiated the 401(k) Retirement Savings Plan for elective contributions by participants and matching contributions by the Company up to prescribed limits established by the Board of Directors and specific IRS limitations. Participants may elect to defer up to 50% of salary and bonus into the Plan subject to the annual IRS contribution limit of $19,000, excluding the $6,000 catch-up contributions for eligible participants age 50 and older. The Company’s match ranges from 75% to 125% of employee deferrals based on their years of Company service. The match is applied to a maximum of 6% of an associate's salary and annual performance-based incentive, subject to the IRS compensation limits.

2020 Proxy Statement 49

COMPENSATION DISCUSSION AND ANALYSIS

Perquisites and Personal Benefits
We provide various perquisites and personal benefits to our NEOs that the Compensation Committee views as an important component of competitive compensation. These benefits are designed to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate strategy:

•	Financial and legal planning and tax preparation — encourages critical document preparation and financial planning advice for effective tax and retirement planning.

•
Supplemental medical reimbursements — the insured benefit product covers out-of-pocket medical expenses, exclusive of required premium contributions by participants in the Company’s medical and dental plans, and is a valued benefit provided at a modest annual cost per participant.

•	Enhanced life insurance — this life insurance program generally covers approximately 3.5 times the NEO's annual salary and target bonus.

•	Use of Company aircraft — our NEOs are allowed limited and specified use of leased aircraft for personal reasons in accordance with the Company’s usage policy approved by the Board of Directors.
Personal benefit amounts are not considered annual salary for bonus purposes, deferred compensation purposes, or 401(k) contribution purposes.
Further Executive Compensation Practices and Policies
Provisions Regarding Claw-Backs
We have provisions for seeking the return (claw-back) from our Officers of cash incentive payments and stock sale proceeds in certain circumstances involving fraud. These provisions cover the following elements of compensation: annual performance-based incentives paid in cash, stock options, restricted stock, and performance units. The provisions are triggered if the Board of Directors determines that an Officer has engaged in fraud that caused, in whole or in part, a material adverse restatement of the Company’s financial statements. In such an event, the Company could seek to recover from the offending Officer the following:

•	The actual annual performance-based incentive paid in cash to the Officer, but only if the original payment would have been lower if it had been based on the restated financial results.

•	The gains from sales of stock acquired under stock options realized at any time after the filing of the incorrect financial statements. Any remaining vested and unvested stock options are canceled.

•	The gains from sales of restricted stock realized at any time after the filing of the incorrect financial statements. Any remaining unvested restricted stock are forfeited.

•	The amount of a performance unit award paid after the ending date of the period covered by the incorrect financial statements. Any unpaid performance unit award is forfeited.
Securities Trading and Investment Policy
The Board of Directors maintains a policy governing only Directors and Officers with regard to transactions involving the Company’s securities, including purchases and sales of common stock. Among other things, the policy provides guidelines on trading during “trading windows,” confidentiality responsibilities, and reporting obligations.
Stock Ownership Guidelines and Retention Requirements
We have stock ownership guidelines for Officers. Stock ownership is generally achieved through open market purchases of SCI stock, shares acquired in the Company-sponsored 401(k) plan, vesting of restricted stock, and shares retained after exercise of stock options. The policy requires an Officer to retain all SCI stock acquired from grants of restricted stock and stock options (net of acquisition and tax costs and expenses) until that Officer has met the ownership guidelines.
For each Officer, the stock ownership guideline is the amount of SCI shares having a fair market value equal to a multiple of base salary as set forth in the following table. Measurement of stock ownership against the guidelines will be calculated once a year based on valuation of the shares held at year end utilizing the closing price of SCI common stock on the last trading day of the previous year. A new Officer has an initial period of five years to achieve the target ownership level.

50 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

The table below sets forth our current ownership guidelines for our NEOs and their holdings, excluding stock options, as of March 16, 2020 (further details are provided in the footnotes to the tables of Director and Officer shareholdings listed under the “Voting Securities and Principal Holders”).

Title	Required Salary Multiple	Minimum Shares Required	Actual Salary Multiple	Actual Shares Owned
Thomas L. Ryan, President, Chairman of the Board, and Chief Executive Officer	6	156,420	59	1,527,208
Eric D. Tanzberger, Senior Vice President and Chief Financial Officer	3	39,105	18	234,346
Sumner J. Waring, III, Senior Vice President, Operations	3	37,150	27	334,579
Gregory T. Sangalis, Senior Vice President, General Counsel and Secretary	3	32,587	20	214,293
Steven A. Tidwell, Senior Vice President, Sales and Marketing	3	33,891	6	67,283
At March 16, 2020, our Named Executive Officers have exceeded their ownership guideline levels for 2020.
Policies on Hedging and Pledging
In 2013, we established policies to prohibit Officers and Directors from hedging or pledging their SCI stock ownership. These policies apply only to Officers and Directors.
Employment Agreements and Termination Payment Arrangements
The Company has employment agreements with Tom Ryan, Eric Tanzberger, Sumner Waring, Gregory Sangalis, and Steven Tidwell. These agreements have current terms expiring December 31, 2020. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party.
The employment agreements articulate the terms and conditions of the NEOs’ employment with the Company including termination provisions and noncompetition obligations. Each November, we review the list of the Named Executive Officers and other officers with employment agreements in effect and the terms and conditions of their employment and determine whether to extend, modify, or allow the agreements to expire.
Consistent with this review, we amended our executive employment agreements in 2010 to eliminate any obligation to pay tax gross-ups in the event of a change in control of the Company. In 2016, we replaced our executive employment agreements with updated terms (see pages 61-62 for more information).
For further discussion of these employment agreements, refer to “Executive Compensation Tables - Executive Employment Agreements” below.
Our employment agreements and compensation plans have historically incorporated arrangements for certain payments upon change of control of the Company and for other terminations. We believe that these arrangements have been and are necessary to attract, motivate, reward, and retain the broad-based management talent required to achieve our corporate strategy. In the context of a possible acquisition or merger of the Company, we believe that change of control provisions (i) help focus our executives on strategic alternatives that would maximize shareholder value, and (ii) provide for personal financial security, thereby reducing a potential distraction for the executive. Our change of control and other termination payment arrangements do not affect decisions regarding other compensation elements. We structured the terms and payout of our arrangements based upon our historical practice and competitive considerations, including advice from an independent consultant and features that are commonly used by other publicly traded companies.
For further discussion of termination arrangements, refer to “Executive Compensation Tables - Potential Payments Upon Termination” below.

2020 Proxy Statement 51

COMPENSATION DISCUSSION AND ANALYSIS

How We Make Compensation Decisions
Role of the Compensation Committee
The Compensation Committee reviews the executive compensation program of the Company for its adequacy to attract, motivate, reward, and retain well-qualified executive officers who will maximize shareholder returns. The Compensation Committee also reviews the program for its direct and material relation to the short-term and long-term objectives of the Company and its shareholders as well as the operating performance of the Company. To carry out its role, among other things, the Compensation Committee:

•	Reviews appropriate criteria for establishing annual performance targets for executive compensation that are complementary to the Company’s long-term strategies for growth;

•
Determines appropriate levels of executive compensation by annually conducting a thorough competitive evaluation, reviewing proprietary and proxy information, and consulting with and receiving advice from an independent executive compensation consulting firm;

•
Ensures the Company’s executive stock plan, long-term incentive plan, annual incentive compensation plan, and other executive compensation plans are administered in accordance with compensation objectives; and

•	Approves all new equity-based compensation programs.
Compensation Committee Interlocks and Insider Participation
Board members who served on the Compensation Committee during 2019 were Alan R. Buckwalter, III, Anthony L. Coelho, Jr., Ellen Ochoa, and Marcus A. Watts. No member of the Compensation Committee in 2019 or at present was or is an Officer or employee of the Company or any of its subsidiaries, or was formerly an Officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company, except that Alan Buckwalter has a family relationship as disclosed under the section entitled “Certain Transactions” on page 65.
Role of Compensation Consultants
Compensation decisions are made by our Compensation Committee, based in part on input from independent consultants. Meridian has served as our independent advisor on executive compensation since 2010. Meridian is retained by and reports directly to the Compensation Committee, which has the authority to approve Meridian’s fees and other terms of engagement. Services performed by Meridian for the Compensation Committee during 2019 included preparation of competitive benchmarking reviews regarding the executive and Director compensation, evaluation of proposed compensation programs or changes to existing programs, provision of information on current trends in executive compensation, and updates regarding applicable legislative and governance activity. Annually, the Compensation Committee reviews the fee structure, services, and performance of their independent consultants.
Compensation Benchmarking Tools
In November 2018, in its consideration of 2019 compensation for the NEOs, the Compensation Committee reviewed a competitive benchmarking study prepared by Meridian. The benchmarking study provided market data for each of the NEOs, reflecting pay rates for similar positions among a group of general industry companies (the “Peer Comparator Group”). The Compensation Committee used the competitive benchmark study as a reference point for assessing the overall competitiveness of our executive compensation program.
At the request of the Compensation Committee, Meridian developed the Peer Comparator Group for 2019 by reviewing a diversified group of companies that participated in the Equilar Executive Compensation Survey. Meridian developed the Peer Comparator Group based on size and industry parameters excluding certain industries with unique or uncomparable pay practices. The Compensation Committee believes this approach reflects an objective and credible methodology and results in an effective working range of competitive compensation benchmarks that appropriately considers the overall complexity of SCI’s business model. For example, the Company sells preneed contracts (approximately $1.9 billion in 2019) that are substantially deferred into its growing backlog that will be recognized as future revenue at the time of need or when the services and merchandise are provided. These preneed contracts are administered by the Company over long periods of time, and the Company oversees the management and administration of approximately $6.5 billion in trust assets and related receivables, the earnings of which are typically deferred under GAAP. In addition, executive management oversees a people-centric business of approximately 25,000 employees, including approximately 4,000 preneed sales personnel whose production may not initially impact revenue under GAAP. The Compensation Committee reviews the methodology and composition of the Peer Comparator Group annually and may consider modification to the methodology or source of data, as warranted.
The Peer Comparator Group used to inform 2019 pay decisions comprised the 86 companies set forth in Annex B, against which SCI is positioned near the median in terms of revenue, market capitalization, and enterprise value.

52 Service Corporation International

COMPENSATION DISCUSSION AND ANALYSIS

SCI Compared to 2019 Peer Comparator Group
(86 companies* set forth on Annex B) Based on results as of December 31, 2018

*	Note StoneMor Partners, LLP and Carriage Services, Inc. two direct industry peers, were not included in our Peer Comparator Group as neither company met the financial criteria.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. The Committee reviewed the 2019 total compensation design components and recommend to the Nominating and Corporate Governance Committee that it make a determination that the risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that this Proxy Statement include this Compensation Discussion and Analysis.
COMPENSATION COMMITTEE

Alan R. Buckwalter, Chair	Anthony L. Coelho

Ellen Ochoa	Marcus A. Watts

2020 Proxy Statement 53

Summary Compensation Table
The following table sets forth information for each year in the three-year period ended December 31, 2019 with respect to NEOs. The determination as to which executive Officers were most highly compensated was made with reference to the amounts required to be disclosed under the “Total” column in the table reduced by the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.
Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
Thomas L. Ryan	2019	$1,200,000	$3,932,064	$1,981,469	$4,537,000	$35,196	$825,166	$12,510,895
President and Chairman of the Board	2018	1,200,000	4,379,799	1,963,399	4,791,650	—	977,606	13,312,454
Chief Executive Officer	2017	1,200,000	1,851,525	1,841,178	5,525,380	10,642	687,969	11,116,694
Eric D. Tanzberger	2019	600,000	902,162	453,887	1,195,752	22,672	324,816	3,499,289
Senior Vice President	2018	600,000	987,354	442,456	1,242,194	—	394,652	3,666,656
Chief Financial Officer	2017	599,039	429,975	429,088	1,452,460	6,055	265,156	3,181,773
Sumner J. Waring, III	2019	570,000	805,137	405,893	1,084,536	—	317,508	3,183,074
Senior Vice President	2018	570,000	877,648	392,127	1,116,184	—	377,632	3,333,591
Chief Operating Officer	2017	569,615	380,250	377,988	1,334,037	—	255,820	2,917,710
Gregory T. Sangalis	2019	500,000	632,364	318,818	869,880	—	277,775	2,598,837
Senior Vice President	2018	499,615	696,211	311,931	906,440	—	330,067	2,744,264
General Counsel and Secretary	2017	480,000	310,050	308,163	1,025,922	—	277,986	2,402,121
Steven A. Tidwell	2019	520,000	594,065	299,620	771,685	—	218,517	2,403,887
Senior Vice President	2018	519,231	651,485	291,468	772,298	—	261,299	2,495,781
Sales and Marketing	2017	459,500	250,088	248,481	869,922	—	180,690	2,008,681

(1)
The Stock Awards and Option Awards columns set forth the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions made for the valuation of the awards are set forth in Note 11 to the consolidated financial statements included in the SCI 2019 Annual Report on Form 10-K. The Performance Unit Plan, which is now denominated in shares instead of cash and is included in the Stock Awards column for 2019 and 2018, is valued using a Monte Carlo valuation as of the grant date.

(2)	See Non-Equity Incentive Plan Compensation table below for more information.

(3)
This column sets forth the change in the actuarial present value of each executive’s accumulated benefit in 2019, 2018, and 2017 for the Supplemental Executive Retirement Plan for Senior Officers. During the year ended December 31, 2019, Tom Ryan's pension value increased $35,196, and Eric Tanzberger's increased $22,672. During the year ended December 31, 2018, Tom Ryan's pension value declined $12,592, and Eric Tanzberger's declined $8,724. The assumptions made for quantifying the present value of the benefits are set forth in Note 12 to the consolidated financial statements included in the SCI 2019 Annual Report on Form 10-K.

(4)	See 2019 All Other Compensation table below for more information.

54 Service Corporation International

EXECUTIVE COMPENSATION TABLES

Non-Equity Incentive Plan Compensation Table

Name and Principal Position	Year	Annual Performance Based Incentive Paid in Cash	Performance Units(a)	Total Non-Equity Incentive Plan Compensation
Thomas L. Ryan	2019	$1,114,200	$3,422,800	$4,537,000
President and Chairman of the Board	2018	1,111,650	3,680,000	4,791,650
Chief Executive Officer	2017	1,825,380	3,700,000	5,525,380
Eric D. Tanzberger	2019	401,112	794,640	1,195,752
Senior Vice President	2018	400,194	842,000	1,242,194
Chief Financial Officer	2017	608,460	844,000	1,452,460
Sumner J. Waring, III	2019	381,056	703,480	1,084,536
Senior Vice President	2018	380,184	736,000	1,116,184
Operations	2017	578,037	756,000	1,334,037
Gregory T. Sangalis	2019	297,120	572,760	869,880
Senior Vice President	2018	296,440	610,000	906,440
General Counsel and Secretary	2017	425,922	600,000	1,025,922
Steven A. Tidwell	2019	309,005	462,680	771,685
Senior Vice President	2018	308,298	464,000	772,298
Sales and Marketing	2017	425,922	444,000	869,922

(a)
Performance units for 2019 related to the performance period of 2017-2019. Performance units for 2018 related to the performance period of 2016-2018. Performance units for 2017 related to the performance period of 2015-2017.

2019 All Other Compensation Table

Name	Contributions To Deferred Compensation Plan(a)	Contributions to 401(k) Plan(a)	Life Insurance Related(b)	Perquisites and Other Personal Benefits(c)		Total All Other Compensation
Thomas L. Ryan	$508,180	$21,000	$15,033	$280,953	(d)	$825,166
Eric D. Tanzberger	200,635	21,000	5,499	97,682	(e)	324,816
Sumner J. Waring, III	189,572	21,000	4,758	102,178	(f)	317,508
Gregory T. Sangalis	143,047	21,000	18,363	95,365	(g)	277,775
Steven A. Tidwell	158,437	21,000	10,708	28,372	(h)	218,517

(a)
The amounts represent contributions by the Company to the accounts of executives in the plans identified in the table. With respect to the Deferred Compensation Plan, the amounts may include three components: (i) base retirement contribution for 2019, (ii) performance contribution for 2019, and (iii) a restoration match for the 2018 plan year paid in 2019.

(b)	The amounts represent payment for term life insurance premiums or supplemental life insurance.

(c)
The amounts represent the incremental cost to the Company to provide perquisites and other personal benefits. With respect to personal use of the Company’s leased aircraft, the cost includes the average cost of fuel used, direct costs incurred such as flight planning services and food, and an hourly charge for maintenance of engine and airframe. With respect to medical reimbursement, the Company pays the executive for the medical expenses he incurs that are not reimbursed to the executive by the Company’s health insurance.

(d)	For Tom Ryan, includes $231,974 for personal use of aircraft, as well as costs regarding periodic household security services, medical reimbursement, and tax and financial planning.

(e)	For Eric Tanzberger, includes $76,466 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

(f)	For Sumner Waring, includes $69,292 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

(g)	For Greg Sangalis, includes $71,652 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

(h)	For Steven Tidwell, includes $11,096 for personal use of aircraft, as well as costs regarding medical reimbursement and tax and financial planning.

2020 Proxy Statement 55

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards
The following table sets forth plan-based awards granted in 2019 with the four lines pertaining to:

•	First line - Annual Performance-Based Incentives Paid in Cash

•	Second line - Performance Units

•	Third line - Restricted Stock

•	Fourth line - Stock Options
Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Restricted Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas L. Ryan	$—	$1,500,000	$3,000,000
				11,550	46,200	92,400					$1,957,938
							46,200				1,974,126
								289,000	$42.63	$42.73	1,981,469
Eric D. Tanzberger	—	540,000	1,080,000
				2,650	10,600	21,200					449,224
							10,600				452,938
								66,200	42.63	42.73	453,887
Sumner J. Waring, III	—	513,000	1,026,000
				2,365	9,460	18,920					400,911
							9,460				404,226
								59,200	42.63	42.73	405,893
Gregory T. Sangalis	—	400,000	800,000
				1,858	7,430	14,860					314,880
							7,430				317,484
								46,500	42.63	42.73	318,818
Steven A. Tidwell	—	416,000	832,000
				1,745	6,980	13,960					295,810
							6,980				298,255
								43,700	42.63	42.73	299,620
The material terms of each such element of compensation are described in the “Compensation Discussion and Analysis.”
Starting in 2018, the performance units are denominated in shares and can be settled in cash at the end of a three-year performance period. In the table above, the performance unit grants are valued using a Monte Carlo valuation at the grant date. In addition, the 2019 performance units provide for pro-rata vesting in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, or (iv) termination by the Company not for cause. The pro-rata vesting is determined by the number of months of service by the executive during the three-year performance period, divided by 36 (which is the number of months in a performance period). For a change of control of the Company, the performance units vest 100% and will be paid at target. The restricted stock grants and stock option grants vest one-third per year. In addition, the restricted stock grants and stock option grants vest 100% in the event of (i) death, (ii) disability, (iii) in the discretion of the Compensation Committee, retirement at age 60 with ten years of service or retirement at age 55 with 20 years of service, (iv) termination by the Company not for cause, or (v) a change of control of the Company.
Holders of restricted stock receive dividend payments at the same rate as holders of outstanding shares of SCI common stock.

56 Service Corporation International

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unexercised options and restricted stock awards that have not vested as of the end of our last completed fiscal year.
Outstanding Equity Awards at Fiscal Year End 2019

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested(4) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(5) (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Name	Exercisable	Unexercisable
Thomas L. Ryan	150,000			$15.2550	2/12/2021	101,900	$4,690,457	196,200	$9,031,086
	457,000			17.4050	2/11/2022
	422,000			23.0000	2/10/2023
	585,000			22.2800	2/9/2024
	314,666	157,334	(1)	29.2500	2/7/2025
	118,333	236,667	(2)	37.5300	2/13/2026
	—	289,000	(3)	42.6300	2/20/2027
Eric D. Tanzberger	73,333	36,667	(1)	29.2500	2/7/2025	23,300	1,072,499	44,600	2,052,938
	26,666	53,334	(2)	37.5300	2/13/2026
	—	66,200	(3)	42.6300	2/20/2027
Sumner J. Waring, III	117,000			22.2800	2/9/2024	20,728	954,110	39,720	1,828,312
	64,600	32,300	(1)	29.2500	2/7/2025
	23,633	47,267	(2)	37.5300	2/13/2026
	—	59,200	(3)	42.6300	2/20/2027
Gregory T. Sangalis	68,700			15.2550	2/12/2021	16,464	757,838	31,360	1,443,501
	76,700			17.4050	2/11/2022
	68,400			23.0000	2/10/2023
	97,000			22.2800	2/9/2024
	52,666	26,334	(1)	29.2500	2/7/2025
	18,800	37,600	(2)	37.5300	2/13/2026
	—	46,500	(3)	42.6300	2/20/2027
Steven A. Tidwell	55,200			17.4050	2/11/2022	14,977	689,391	29,400	1,353,282
	50,700			23.0000	2/10/2023
	73,600			22.2800	2/9/2024
	42,466	21,234	(1)	29.2500	2/7/2025
	17,566	35,134	(2)	37.5300	2/13/2026
	—	43,700	(3)	42.6300	2/20/2027

(1)	These unexercisable options expiring 02/07/2025 vest 100% on 02/07/2020.

(2)	These unexercisable options expiring 02/13/2026 vest 50% each on 02/13/2020 and 02/13/2021.

(3)	These unexercisable options expiring 02/20/2027 vest 33% each on 02/20/2020, 02/20/2021, and 02/20/2022.

(4)	The restricted stock for each person in the table vests as follows:

2020 Proxy Statement 57

EXECUTIVE COMPENSATION TABLES

	Shares Vesting 03/05/2020	Shares Vesting 03/05/2021	Shares Vesting 03/05/2022	Total Shares Vesting
Thomas L. Ryan	53,800	32,700	15,400	101,900
Eric D. Tanzberger	12,334	7,432	3,534	23,300
Sumner J. Waring, III	10,954	6,621	3,153	20,728
Gregory T. Sangalis	8,761	5,226	2,477	16,464
Steven A. Tidwell	7,750	4,900	2,327	14,977
(5)    These unearned share units vest as indicated below upon completion of certain performance goals discussed in the Compensation Discussion and Analysis. and are related to our performance unit plan.

	PUP Share Units Vesting 02/20/2021	PUP Share Units Vesting 02/19/2022	Total PUP Share Units Vesting
Thomas L. Ryan	103,800	92,400	196,200
Eric D. Tanzberger	23,400	21,200	44,600
Sumner J. Waring, III	20,800	18,920	39,720
Gregory T. Sangalis	16,500	14,860	31,360
Steven A. Tidwell	15,440	13,960	29,400

Option Exercises and Stock Vested
The following table provides information concerning each exercise of stock option and each vesting of restricted stock during the last fiscal year on an aggregated basis.
Option Exercises and Stock Vested for the Year Ended December 31, 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Thomas L. Ryan	440,000	$14,125,541	136,467	$5,833,490
Eric D. Tanzberger	230,300	5,636,876	14,567	611,304
Sumner J. Waring, III	181,300	4,557,707	12,866	539,922
Gregory T. Sangalis	71,400	2,344,523	10,483	439,919
Steven A. Tidwell	43,900	1,308,659	8,600	360,899

(1)
Includes the shares and value of restricted stock that were deferred into the Executive Deferred Compensation Plan, described hereinafter under the caption “Executive Deferred Compensation Plan”, as follows: 63,667 shares with a value of $2,671,786 for Tom Ryan, 14,567 shares with a value of $611,304 for Eric Tanzberger, and 10,483 shares with a value of $439,919 for Greg Sangalis.

58 Service Corporation International

EXECUTIVE COMPENSATION TABLES

Executive Deferred Compensation Plan
The Executive Deferred Compensation Plan is a supplemental retirement and deferred compensation plan for the NEOs. The plan allows for Company contributions, including annual contributions of up to 7.5% and performance-based contributions targeted at 7.5%, with a range of 0% to 15% based on achievement of Company performance measures established in the first quarter of each year. These are the same performance measures described in “Compensation Discussion and Analysis - Annual Performance-Based Incentives Paid in Cash.” The percentages are applied to the combined eligible compensation of base salary and annual performance-based incentive paid in cash. The plan also allows for the restoration of Company matching contributions that are prohibited in the Company’s 401(k) plan due to tax limits on contributions to qualified plans.
Company contributions to the plan generally vest over three years. If a participant is terminated by the Company not for cause, dies, becomes disabled, retires on or after age 60 with ten years of service or age 55 with 20 years of service, or in the event of a change of control of the Company as defined in the plan, the participant immediately vests 100% in the Company’s contributions.
In addition, the plan allows for an individual participant to defer portions of his or her base salary, annual performance-based incentives paid in cash, restricted stock, and performance units. The participant may defer up to 80% of salary, up to 100% of restricted stock, and up to 90% of the other elements of compensation. When restricted stock is deferred, it is subject to the 3-year vesting schedule. All other of these amounts are 100% vested at time of deferral. The following tables provide information concerning contributions, earnings, and other information under the Executive Deferred Compensation Plan.
Nonqualified Deferred Compensation in 2019

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Distributions/ Withdrawals ($)	Aggregate Balance at Last FYE(4) ($)
Thomas L. Ryan	$2,812,874	$508,180	$8,194,586	$(3,617,809)	$53,021,010
Eric D. Tanzberger	386,688	200,635	1,225,746	(220,520)	10,756,024
Sumner J. Waring, III	101,171	189,572	1,013,057	(127,213)	5,549,120
Gregory T. Sangalis	539,023	143,047	1,842,833	—	11,182,152
Steven A. Tidwell	304,674	158,437	590,546	—	4,857,203

(1)	These executive contributions were made in 2019 and are included in the Summary Compensation Table for the year 2019 in the amounts and in the table titled Executive Contributions in 2019 below.

(2)	The registrant contributions are included in the Summary Compensation Table under the “All Other Compensation” column.

(3)	The earnings reflect the returns of the measurement funds selected by the executives and are not included in the Summary Compensation Table.

(4)
The amounts below include reported contributions included in the Summary Compensation Table for years prior to 2019 and are included in the table titled Cumulative Contributions from Previous Years below.

Executive Contributions in 2019

		Non-Equity Incentive Plan Compensation
	Salary	Annual Performance- Based Incentive Paid In Cash	TSR Performance Units	Restricted Stock Awards
Thomas L. Ryan	$120,000	$166,748	$552,000	$1,974,126
Eric D. Tanzberger	36,000	40,019	84,200	226,469
Sumner J. Waring, III	34,200	22,811	44,160	—
Gregory T. Sangalis	50,000	80,039	91,500	317,484
Steven A. Tidwell	88,400	77,074	139,200	—
The following amounts represent cumulative contributions, which were included in the “Total Compensation” column of the Summary Compensation Table in previous years:

2020 Proxy Statement 59

EXECUTIVE COMPENSATION TABLES

Cumulative Contributions from Previous Years

Thomas L. Ryan	$30,008,336
Eric D. Tanzberger	6,689,499
Sumner J. Waring, III	3,327,630
Gregory T. Sangalis	2,626,618
Steven A. Tidwell	1,341,643
Each participant may elect measurement funds, which are based on certain mutual funds, for the purpose of crediting or debiting additional amounts to his or her account balance. A participant may change his or her measurement funds election at any time. The Compensation Committee determines which measurement funds will be available for participants. For 2019, the available measurement funds and their respective returns were as follows:

Fund Name	2019 Calendar Year Return
Advisor Managed Portfolio - Aggressive Allocation	23.23%
Advisor Managed Portfolio - Conservative Allocation	10.95%
Advisor Managed Portfolio - Growth Allocation	20.43%
Advisor Managed Portfolio - Moderate Allocation	14.49%
Advisor Managed Portfolio - Moderate Growth Allocation	17.78%
American Funds IS International - Class 1	23.21%
DWS VIT Small Cap Index VIP-Class A	25.22%
DFA VA US Targeted Value	22.56%
Fidelity VIP Gov't Money Market - Initial Class	2.00%
Fidelity VIP Index 500 - Initial Class	31.35%
Invesco V.I. International Growth - Series I Shares	28.57%
Janus Henderson VIT Enterprise - Instl Shares	35.48%
LVIP Baron Growth Opportunities - Service Class	32.65%
MainStay VP High Yield Corporate Bond - Initial Class	13.22%
MFS VIT II International Intrinsic Value - Initial Class	25.94%
MFS VIT III Mid Cap Value - Initial Class	31.12%
MFS VIT Value Series - Initial Class	29.80%
Morgan Stanley VIF Emerging Markets Debt - Class I	14.25%
PIMCO VIT Real Return - Admin Class	8.45%
PIMCO VIT Total Return - Admin Class	8.39%
SCI General Account Fund	3.00%
SCI Stock Fund	14.33%
T. Rowe Price Blue Chip Growth	29.89%
T. Rowe Price Limited-Term Bond	4.37%
Voya Russell Mid Cap Index - Class I	29.95%
A participant may generally elect to receive a distribution at termination in a lump sum or in installments of up to five to fifteen years. With regard to the participant’s contributions, the participant may schedule other distribution dates. For death, disability, or change of control of the Company, the participant is entitled to a lump sum payment within 60 days.

60 Service Corporation International

EXECUTIVE COMPENSATION TABLES

Pension Plans
Supplemental Executive Retirement Plan for Senior Officers
The Supplemental Executive Retirement Plan for Senior Officers (“SERP”), is an aged non-qualified plan that allowed certain Officers to accrue a non-contributory benefit for periods prior to January 1, 2001. The Plan’s terms provide for an annual benefit equal to a designated percentage of each participant’s 1997 annual base salary and target bonus, with the benefits being reduced to the extent of the participant’s benefits under Social Security and the former SCI Cash Balance Plan.
A participant is fully vested at age 60. If a participant’s employment terminates before age 60, the benefit amount is prorated or reduced by multiplying the accumulated benefit by a fraction of which the numerator is the participant’s years of service and the denominator is the number of years from the participant’s hire date until the date the participant would reach age 60.
Benefit payments are made in 180 monthly installments commencing at the later of termination of employment or the attainment of age 55. A participant may elect to begin receiving monthly benefits at age 55, while still employed, provided written notice is given at least twelve months prior to the attainment of age 55. In that case, the benefit is reduced to reasonably reflect the time value of money.
If a participant dies or there is a change of control of the Company (as defined in the SERP), the Company will promptly pay to each beneficiary or participant a lump sum in an amount that will vary depending on the participant’s circumstances. The following table sets forth information regarding the SERP for Senior Officers as of December 31, 2019.

Name (2)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Thomas L. Ryan	24	199,994
Eric D. Tanzberger	23	106,650

(1)
The assumptions made for calculating the present value of accumulated benefit of the SERP for Senior Officers are set forth in Note 12 to the consolidated financial statements included in the SCI 2019 Annual Report on Form 10-K. During the year ended December 31, 2019, Tom Ryan's pension value increased $35,196, and Eric Tanzberger's increased $22,672.

(2)
Excludes Sumner Waring, Greg Sangalis, and Steven Tidwell as their service as an Officer with the Company began after December 31, 2000, which was the last period of eligibility for the SERP prior to its discontinuance.

Executive Employment Agreements
Current Named Executive Officers
The Company has employment agreements with the Named Executive Officers. These agreements have current terms expiring December 31, 2020. Annually, the Company may extend each agreement for an additional year unless notice of nonrenewal is given by either party. If such notice of nonrenewal is given by the Company or if notice is not given of the Company’s decision to authorize renewal, the employment agreement will not be extended.
These agreements provide for base salaries, that may be increased by the Compensation Committee in its sole discretion, and the right to participate in bonus and other compensation and benefit arrangements. As of March 16, 2020, the base salaries for Tom Ryan, Eric Tanzberger, Sumner Waring, Greg Sangalis, and Steven Tidwell were $1,200,000, $600,000, $570,000, $500,000, and $520,000 respectively.
Pursuant to the agreements, in the event of termination of employment due to the executive’s voluntary termination, the executive is entitled to receive (i) salary earned to the date of termination and (ii) any incentive compensation that had been determined by the Compensation Committee but not yet paid. In the event of termination of employment due to disability or death, the executive or his estate is entitled to receive (i) his salary through the end of his employment term, (ii) a pro rata portion (based on the portion of the year elapsed at the date of termination) of the annual performance-based incentive bonus the executive would have received if he had remained an employee through his employment term (“Pro Rated Bonus”), and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company without cause, the executive is entitled to receive (i) bi-weekly salary continuation payments based on his rate of salary for two years, (ii) Pro Rated Bonus and (iii) continuation of health benefits for eighteen months. In the event of termination by the Company for cause, the executive is not entitled to any further payments under the employment agreement. “Cause” includes conviction of a crime involving moral turpitude, failure to follow Company policy or directives, willful and persistent failure to attend to his duties, gross negligence or willful misconduct, and violation of his obligations under the employment agreement.

2020 Proxy Statement 61

EXECUTIVE COMPENSATION TABLES

In the event of a change of control of the Company (as defined below) and the subsequent termination of the executive without cause or voluntary termination by the executive for good reason (as defined below) during the period commencing sixty days prior to the change of control and ending two years following the change of control, the executive is entitled to the following:

•	a lump sum equal to three times the sum of the executive’s annual salary and target annual performance-based incentive bonus (“Target Bonus”);

•	an amount equal to his target annual performance-based incentive bonus, prorated to the date of the change of control (“Partial Bonus”); and

•	continuation of health benefits for eighteen months.
“Good Reason” means relocation of the executive by more than 50 miles, reduction in responsibilities, reduction in base salary or bonus or other compensation programs, or reduction in the executive’s aggregate benefits.
In 2010, the Company amended the employment agreements to eliminate any obligations to pay tax gross-up in the event of a change of control of the Company.
Upon termination of his employment, each executive is subject, at the Company’s option, to a non-competition obligation for a period of one year, which the Company may extend for one additional year. If the Company elects to have the non-competition provisions apply, the Company will make payments to the executive during the non-competition period at a rate equal to his base salary at the time of termination, unless such termination was for cause or the executive terminates his employment (other than within twenty-four months after a change of control for certain specified reasons), in which case the executive is bound by the non-competition provisions without the Company making the corresponding payments.
Change of Control
Under the employment agreements, a change in control includes any of the following:

•
any individual, entity, or group acquires 20% or more of our common stock or voting securities (excluding certain acquisitions involving SCI or an SCI benefit plan or certain reorganization, merger, or consolidation transactions);

•	our incumbent Directors cease to constitute a majority of our Directors (our incumbent Directors include persons nominated by the existing Board or Executive Committee);

•	consummation of certain reorganizations, mergers, consolidations, or sales of substantially all assets of SCI; or

•	our shareholders approve certain liquidations or dissolution of SCI.
However, such a reorganization, merger, consolidation, or sale of assets does not constitute a change of control if:

(1)	more than 60% of the surviving corporation’s common stock and voting shares is owned by our shareholders (in the same proportion that our shareholders owned shares in SCI before the transaction);

(2)
no person (excluding SCI, any benefit plan of SCI or the surviving corporation, and a person owning 20% of SCI common stock or voting securities before the transaction) owns 20% or more of the common stock or voting shares of the surviving corporation; and

(3)	a majority of the surviving corporation’s Board members were incumbent SCI Directors when the transaction agreement was executed.
Equity compensation fully vests after a change in control occurs, whereas cash-related compensation requires employment termination to receive any actual payment.

62 Service Corporation International

EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Termination
The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to Named Executive Officers in the event of a termination of employment. The amount of compensation payable to each Named Executive Officer in each situation is listed in the tables below. In addition, each Named Executive Officer is entitled to receive his benefits described in the preceding tables titled “Pension Benefits” and “Nonqualified Deferred Compensation in 2019.”
Executive Payments and Benefits Upon Termination as of 12/31/19

		Voluntary Termination	Involuntary Not for Cause Termination	Disability	Death	Change of Control Involuntary or Good Reason Termination
Thomas L. Ryan	Salary and Bonus	$—	$3,514,200	$2,314,200	$2,314,200	$9,600,000
	Long-Term Incentives	3,422,800	3,422,800	3,422,800	3,422,800	7,938,343
	Other Benefits	—	5,175,228	5,145,784	12,145,784	5,175,228
	Total	3,422,800	12,112,228	10,882,784	17,882,784	22,713,571
Eric D. Tanzberger	Salary and Bonus	—	1,601,112	1,001,112	1,001,112	3,960,000
	Long-Term Incentives	794,640	794,640	794,640	794,640	1,821,109
	Other Benefits	—	1,034,169	1,004,726	4,004,726	1,034,169
	Total	794,640	3,429,921	2,800,478	5,800,478	6,815,278
Sumner J. Waring, III	Salary and Bonus	—	1,521,056	951,056	951,056	3,762,000
	Long-Term Incentives	703,480	703,480	703,480	703,480	1,617,636
	Other Benefits	—	199,606	170,162	3,170,162	199,606
	Total	703,480	2,424,142	1,824,698	4,824,698	5,579,242
Gregory T. Sangalis	Salary and Bonus	—	1,297,120	797,120	797,120	3,100,000
	Long-Term Incentives	572,760	572,760	572,760	572,760	1,294,510
	Other Benefits	—	923,488	903,129	3,903,129	923,488
	Total	572,760	2,793,368	2,273,009	5,273,009	5,317,998
Steven A. Tidwell	Salary and Bonus	—	1,349,005	829,005	829,005	3,224,000
	Long-Term Incentives	462,680	462,680	462,680	462,680	1,139,321
	Other Benefits	—	145,321	135,536	3,135,536	145,321
	Total	462,680	1,957,006	1,427,221	4,427,221	4,508,642

2020 Proxy Statement 63

EXECUTIVE COMPENSATION TABLES

Below is a description of the assumptions that were used in creating the table above.
Base Salary and Annual Performance-Based Incentive Paid in Cash
The amounts of these elements of compensation are governed by the individual's employment agreements. See “Executive Employment Agreements” above. At December 31, 2019, each of the employment agreements had a term expiring December 31, 2020. In addition, the meaning of “change of control” as used in the tables is set forth in the employment agreements.
Long-Term Incentives: Performance Units, Stock Options, and Restricted Stock
The amounts pertaining to the performance units, stock options, and restricted stock are governed by the terms of their respective awards. See the discussion following the table “Grants of Plan-Based Awards” above. For unvested performance units, restricted stock, and stock options; accelerated vesting for voluntary termination at retirement occurs at the discretion of the Compensation Committee at age 60 with ten years of service or at age 55 with 20 years of service and is not included in the table above.
Other Benefits
The table does not assume accelerated vesting of the unvested amounts pertaining to each executive’s interest in the Executive Deferred Compensation Plan, which could occur at the discretion of the Compensation Committee at retirement. For a discussion of vesting, see the discussion following the table “Nonqualified Deferred Compensation in 2019” above.
Under the columns “Involuntary Not for Cause Termination” and “Change of Control: Involuntary or Good Reason Termination”, the tables include the Company’s estimates of the value of post-retirement health benefits. The table also includes life insurance proceeds under the "Death" column.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the CEO) and the annual total compensation of our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
We used December 31, 2019 as our determination date and identified the median employee by examining total gross wages for all full-time, part-time, and seasonal employees who were employed at that date. After identifying the median employee, we calculated annual 2019 compensation for the median employee using the same methodology used to calculate the CEO’s total compensation as reflected in the Summary Compensation Table on page 54 of this Proxy Statement. The median employee’s 2019 total compensation was $33,280. The CEO’s 2019 annual total compensation was $12,510,895, which is 376 times the annual total compensation of the median employee (excluding the CEO). Adjusting for the 2018 change in the denomination of the Performance Unit Plan (PUP), which was in response to shareholder feedback, the CEO pay ratio would be 317 times the annual total compensation of the median employee (excluding the CEO). For more information on the impact of changing the PUP denomination, please see page 48.

64 Service Corporation International

In February 2007, the Company adopted a written policy regarding “related person transactions”, which are required to be disclosed under SEC rules. Generally, these are transactions that involve (i) the Company, (ii) a Director, Officer, or 5% shareholder, or their family member or affiliates, and (iii) an amount over $120,000. Under the policy, our General Counsel will review any related person transaction with our Nominating and Corporate Governance Committee or its Chairman. Then, the committee or the Chairman will make a determination whether the transaction is consistent with the best interests of the Company and our shareholders. The Nominating and Corporate Governance Committee reviewed and approved the following reported transactions:
In 2019, SCI Shared Resources, LLC, a subsidiary of the Company, paid $313,060 in compensation to Bryan Bentley in his capacity as an employee. Bryan Bentley is the son-in-law of Alan R. Buckwalter, a Director of the Company.
The family of Sumner J. Waring, III, Senior Vice President Chief Operating Officer, has had a relationship with SCI since 1996, when the family sold its business to SCI. In 2019, Affiliated Family Funeral Service, Inc., a subsidiary of the Company, leased office space through April 2020 from a company owned by Sumner Waring’s mother and paid rent in the amount of $12,684 per month in 2019 pursuant to the lease. In February 2020, the Company authorized a twelve-month extension of the lease through April 2021. In addition, Sumner Waring’s mother owns a company that leases funeral homes to the Company under a lease expiring in 2021 for which the Company paid rent of $200,000 in 2019. The total amount of real estate rent paid annually to companies owned by Mrs. Waring approximately 2% of the total annual rent paid by the Company for leasing real estate.
R. L. Waltrip, is our Founder and Chairman Emeritus and an executive of the Company. He also is the father of W. Blair Waltrip, one of our Directors. For 2019, R. L. Waltrip had a salary of $952,000 and a performance-based cash bonus target of 100% of base salary, which paid out at $705,527. He is eligible to participate in our retirement, and health and welfare benefit plans on the same basis as other similarly situated employees. He is also provided with certain additional insurance and perquisites ($191,915 in total in 2019).

2020 Proxy Statement 65

The table below sets forth information with respect to any person who is known to the Company as of March 16, 2020 to be the beneficial owner of more than five percent of the Company’s Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class (4)
The Vanguard Group
100 Vanguard Blvd
Malvern, PA 19355	16,440,403	(1)	9.0%
BlackRock, Inc.
55 East 52nd Street
New York, NY 10055	16,268,808	(2)	8.9%
Baillie Gifford & Co
Calton Square
1 Greenside Row
Edinburgh EH1 3AN
Scotland, UK	10,050,013	(3)	6.1%

(1)
This information is as of December 31, 2019 and is based on a Schedule 13 G/A filed with the Securities and Exchange Commission on February 12, 2020 by The Vanguard Group, Inc., which reported sole voting power for 98,391 shares, shared voting power for 35,145 shares, sole dispositive power for 16,331,237 shares, and shared dispositive power for 109,166 shares.

(2)
This information is as of December 31, 2019 and is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 6, 2020 by BlackRock, Inc., which reported sole voting power for 15,540,293 shares, shared voting power for no shares, sole dispositive power for 16,268,808 shares, and shared dispositive power for no shares.

(3)
This information is as of December 31, 2019 and is based on a Schedule 13 G filed with the Securities and Exchange Commission on January 17, 2020 by Baillie Gifford & Co., which reported sole dispositive power for 10,050,013 shares, shared voting power for no shares, sole investment power for 11,203,251 shares, and shared investment power for no shares.

(4)	As of the Company's shares outstanding on October 29, 2019 for 182,782,849 as reported on the cover page of the Company's third quarter Form 10-Q.

2020 Proxy Statement 66

VOTING SECURITIES AND PRINCIPAL HOLDERS

The table below sets forth, as of March 16, 2020, the amount of the Company’s Common Stock beneficially owned by each Named Executive Officer, each Director and nominee for Director, and all Directors and executive Officers as a group, based upon information obtained from such persons. Securities reported as beneficially owned include those for which the persons listed have sole voting and investment power, unless otherwise noted.

Name of Individual or Group	Shares Owned		Right to Acquire Ownership Under Options Exercisable Within 60 Days	Total	Percent of Class (4)
Thomas L. Ryan	1,527,208		2,211,999	3,739,207	2.0%
Eric D. Tanzberger	234,346		185,399	419,745	*
Sumner J. Waring, III	334,579		194,377	528,956	*
Gregory T. Sangalis	214,293		374,200	588,493	*
Steven A. Tidwell	67,283		237,699	304,982	*
Alan R. Buckwalter	89,478		—	89,478	*
Anthony L. Coelho	71,995		—	71,995	*
Jakki L. Haussler	9,135		—	9,135	*
Victor L. Lund	224,541		—	224,541	*
Clifton H. Morris, Jr.	217,917	(1)	—	217,917	*
Ellen Ochoa	39,842		—	39,842	*
Sara M. Tucker	9,135		—	9,135	*
W. Blair Waltrip	1,526,742	(2)	—	1,526,742	*
Marcus A. Watts	74,074	(3)	—	74,074	*
Executive Officers and Directors as a Group (17 persons)	4,936,394		3,653,406	8,589,800	4.7%

*	Less than one percent

(1)	Includes 4,034 shares owned by Cliff Morris’ wife. Cliff Morris disclaims beneficial ownership of such shares.

(2)
Includes 468,384 shares held in trusts under which W. Blair Waltrip, his brother, and his sister are trustees and have shared voting and investment power and for which W. Blair Waltrip disclaims 2/3 beneficial ownership. Also includes 50,138 shares held by other family members or trusts, of which shares W. Blair Waltrip disclaims beneficial ownership. Also includes 55,222 shares held by a charitable foundation of which W. Blair Waltrip is President.

(3)	Includes 4,197 shares held in family trusts of which Marcus Watts is trustee.

(4)	Shares outstanding plus options exercisable as of March 16, 2020 are 184,779,737.

2020 Proxy Statement 67

Information About the Meeting and Voting

Q:	Who is entitled to vote?

A:
Shareholders of record who held common stock of SCI at the close of business on March 16, 2020 are entitled to vote at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). As of the close of business on that date, there were outstanding 181,126,331 shares of SCI common stock, $1.00 par value (“Common Stock”).

Q:	What are shareholders being asked to vote on?

A:	Shareholders are being asked to vote on the following items at the Annual Meeting:

1.	Election of seven nominees to the Board of Directors.

2.	Ratification of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2020 fiscal year.

3.	Consideration of an advisory vote to approve Named Executive Officer compensation.
The Company will also transact such other business as may properly come before the meeting. The affirmative vote of a majority of the total shares represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval of each of the proposals listed above.

Q:	How do I vote my shares?

A:	You can vote your shares using one of the following methods:

•
Vote through the internet at www.proxyvote.com using the instructions on the proxy or voting instruction card. Also, you can vote by visiting our corporate website at https://www.sci-corp.com/annual-meeting and clicking the link to vote.

•	Vote by telephone using the toll-free number shown on the proxy or voting instruction card.

•	Complete, sign, and return a written proxy card in the pre-stamped envelope provided.

•	Attend and vote at the meeting.
Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card. Unless you are planning to vote at the meeting, your vote must be received on or before May 13, 2020.
Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. Your vote at the meeting will constitute a revocation of your earlier voting instructions.

Q:	What if I want to vote in person at the Annual Meeting?

A:
The Notice of Annual Meeting of Shareholders provides details of the date, time, and place of the Annual Meeting, if you wish to vote in person. To attend the Annual Meeting in person, you will need proof of your share ownership and valid picture identification.

Q:	How does the Board of Directors recommend voting?

A:	The Board of Directors recommends voting:

•	FOR each of the seven nominees to the Board of Directors. Biographical information for each nominee is outlined in this Proxy Statement under “Proposal 1: Election of Directors”.

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2020 fiscal year.

•	FOR approval, on an advisory basis, of Named Executive Officer compensation.

68 Service Corporation International

OTHER INFORMATION

Although the Board of Directors does not contemplate that any nominee will be unable or unwilling to serve, if such a situation arises, the proxies that do not withhold authority to vote for Directors will be voted for a substitute nominee(s) chosen by the Board.

Q:	If I give my proxy, how will my shares be voted on other business brought up at the Annual Meeting?

A:
By submitting your proxy, you authorize the persons named on the proxy card to use their discretion in voting on any other matters properly brought before the Annual Meeting. At the date hereof, SCI does not know of any other business to be considered at the Annual Meeting.

Q:	Can I revoke my proxy once I have given it?

A:
Yes. Your proxy, even though executed and returned, may be revoked any time prior to the time that it is voted at the Annual Meeting by a later-dated proxy or by written notice of revocation filed with the Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. Alternatively, you can attend the annual meeting, revoke your proxy in person, and vote at the meeting itself.

Q:	How will the votes be counted?

A:
Each properly executed proxy received in time for the annual meeting will be voted as specified therein, or if a shareholder does not specify how the shares represented by his or her proxy are to be voted, they will be voted (i) for the nominees listed therein (or for other nominees as provided above), (ii) for ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and (iii) for approval on an advisory basis of Named Executive Officer compensation. Holders of SCI Common Stock are entitled to one vote per share on each matter considered at the Annual Meeting. In the election of Directors, a shareholder has the right to vote the number of his or her shares for as many persons as there are to be elected as Directors. Shareholders do not have the right to cumulate votes in the election of Directors. Abstentions are counted towards the calculation of a quorum. An abstention has the same effect as a vote against a proposal, or in the case of the election of Directors, as shares for which voting power has been withheld.

Q:	What if my SCI shares are held through a bank or broker?

A:
If your shares are held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. If you do not vote your shares, your broker or bank does not have the discretion to vote your shares on the proposals, except that they have the discretion to vote your shares for ratification of the selection of PricewaterhouseCoopers LLP as SCI’s independent registered public accounting firm for the 2019 fiscal year. A “broker non-vote” refers to a proxy that votes on one matter, but indicates that the holder does not have the authority to vote on other matters. Broker non-votes will have the following effects at our Annual Meeting: for purposes of determining whether a quorum is present, a broker non-vote is deemed to be present at the meeting; for purposes of the election of Directors and other matters to be voted on at the meeting, a broker non-vote will not be counted.

Q:	How does a shareholder or interested party communicate with the Board of Directors, committees, or individual Directors?

A:
Any shareholder or interested party may communicate with the Board of Directors, any committee of the Board, the non-management Directors as a group, or any Director by sending written communications addressed to the Board of Directors of Service Corporation International, a Board committee, the non-management Directors, or such individual Director or Directors, c/o Secretary, Service Corporation International, 1929 Allen Parkway, Houston, TX 77019. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors (or other addressee) at the next regular Board meeting.

Q:	What is the Company’s web address?

A:	The SCI home page is www.sci-corp.com. At the website, the following information is available for viewing. The information below is also available in print to any shareholder who requests it.

•	Bylaws of SCI

•	Charters of the Audit Committee, the Compensation Committee, Investment Committee and the Nominating and Corporate Governance Committee

•	Corporate Governance Guidelines

•	Principles of Conduct and Ethics for the Board of Directors

•	Code of Conduct and Ethics for Officers and Employees

2020 Proxy Statement 69

OTHER INFORMATION

Q:	How can I obtain a copy of the Annual Report on Form 10-K?

A:
A copy of SCI’s 2019 Annual Report on Form 10-K is furnished with this Proxy Statement to each shareholder entitled to vote at the Annual Meeting. If you do not receive a copy of the Annual Report on Form 10-K, you may obtain one free of charge by writing to Investor Relations, P.O. Box 130548, Houston, Texas 77219-0548.

Q:	Why is it important to vote via the internet or telephone, or send in my proxy card so that it is received on or before May 13, 2020?

A:
The Company cannot conduct business at the Annual Meeting unless a quorum is present. A quorum will only be present if a majority of the outstanding shares of SCI common stock as of March 16, 2020 is present at the meeting in person or by proxy. It is for this reason that we urge you to vote via the internet or telephone or send in your completed proxy card(s) as soon as possible, so that your shares can be voted even if you cannot attend the meeting.

Proxy Solicitation
We may solicit proxies through the mail, in person, or by telephone, fax or internet. Certain Officers, Directors and other employees of the Company may solicit proxies. Directors, Officers, and other employees of the Company will not receive additional compensation for these services. We will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock. To avoid unnecessary expense, please return your proxy regardless of the number of shares that you own. Simply date, sign, and return the enclosed proxy in the enclosed business reply envelope.
Service Corporation International
1929 Allen Parkway
P.O. Box 130548
Houston, Texas 77219-0548
Submission of Shareholder Proposals
Any director nomination or other proposal to be presented by a shareholder and included in the Company's proxy materials at the Company’s 2021 Annual Meeting of Shareholders must be received by the Company by November 28, 2020, so that it may be considered by the Company for inclusion in its Proxy Statement relating to that meeting.
Pursuant to the Company’s Bylaws, any holder of Common Stock of the Company desiring to bring business before the Company’s 2021 Annual Meeting of Shareholders in a form other than a shareholder proposal in accordance with the preceding paragraph must give advance written notice in accordance with the Bylaws that is received by the Company, addressed to the Corporate Secretary, no earlier than January 13, 2021 and no later than February 2, 2021. Any notice pursuant to this or the preceding paragraph should be addressed to the Corporate Secretary, Service Corporation International, 1929 Allen Parkway, P.O. Box 130548, Houston, Texas 77219-0548.
Other Business
The Board of Directors of the Company is not aware of other matters to be presented for action at the Annual Meeting of Shareholders; however, if any such matters are properly presented for action, it is the intention of the persons named in the enclosed form of proxy to vote in accordance with their judgment.
Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from reporting persons, the Company believes that all required Form 3, 4, and 5 reports for transactions occurring in 2019 were timely filed except that Anthony Coelho, a director of the Company, filed one Form 5 late and John Faulk, an officer of the Company, filed one Form 4 late.
.

70 Service Corporation International

Annex A: Non-GAAP Financial Measures
We believe the following non-GAAP financial measures provide a consistent basis for comparison between years and better reflect the performance of our core operations. We also believe these measures help facilitate comparisons to our competitors’ results.
Set forth below is a reconciliation of our non-GAAP financial measures. We do not intend for this information to be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP.

Adjusted Earnings and Adjusted EPS (In Millions, except diluted EPS)	Twelve Months Ended December 31,
	2019		2018		2017
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income attributable to common stockholders, as reported	$369.6	$1.99	$447.2	$2.39	$546.7	$2.84
Pre-tax reconciling items:
Impact of divestitures and impairment charges, net	(32.9)	(0.18)	(15.9)	(0.09)	(7.0)	(0.04)
Losses on early extinguishment of debt, net	16.6	0.09	10.1	0.05	0.3	—
Legal settlement, net of insurance recoveries	6.4	0.03	—	—	11.5	0.06
Pension termination settlements	—	—	—	—	12.8	0.07
Tax reconciling items:
Tax effect from special items	4.1	0.02	1.6	0.01	(5.7)	(0.03)
Change in uncertain tax reserves and other(1)	(10.9)	(0.05)	(107.8)	(0.57)	(260.1)	(1.35)
Earnings excluding special items and diluted earnings per share excluding special items	$352.9	$1.90	$335.2	$1.79	$298.5	$1.55
Diluted weighted average shares outstanding		185.5		187.0		192.2

(1)
2019 is impacted by the reduction in tax liability as a result of the expiration of statute of limitations. 2018 is impacted by the remeasurement of deferred taxes resulting from a change in estimate related to the finalization of the 2017 return. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the "Tax Act". As a result of the Tax Act, we realized a net tax benefit for the remeasurement of deferred tax assets and liabilities, partially offset by a transition tax on certain unrepatriated earnings of our foreign subsidiaries. 2017 is also impacted by the settlement of IRS tax audits related to tax years 1999-2005. Please see Part II, Item 8. Financial Statements, Note 5 in our 2019 Form 10-K filing for further details.

Adjusted Operating Cash Flow (In Millions)	Twelve Months Ended December 31,
	2019	2018	2017
Net cash provided by operating activities, as reported	$628.8	$615.8	$503.4
Pension termination settlement payment	—	—	6.3
Legal settlement payments, net of insurance recoveries	6.4	—	11.5
IRS tax settlement (1)	—	(5.6)	34.2
Net cash provided by operating activities excluding special items	$635.2	$610.2	$555.4

(1)	Please see Part II, Item 8. Financial Statements, Note 5 in our 2019 Form 10-K filing for further details regarding the settlement of IRS tax audits related to tax years 1999-2005.

2020 Proxy Statement 71

ANNEXES

Annex B: Peer Comparator Group

Aaron's, Inc.	Graham Holdings Co.	Noble Energy, Inc.
Abercrombie & Fitch Co.	Graphic Packaging Holding Co.	Patterson Companies, Inc.
Agilent Technologies, Inc.	H&R Block, Inc.	Peabody Energy Corp.
Allegion plc	Harley-Davidson, Inc.	PerkinElmer, Inc.
American Eagle Outfitters, Inc.	Hasbro, Inc.	Perrigo Co. plc
Axalta Coating Systems Ltd.	Helmerich & Payne, Inc.	Polaris Industries Inc.
AXIS Capital Holdings Limited	Hill-Rom Holdings, Inc.	Property Perfect Public Co. Limited
Bemis Co., Inc.	HNI Corp.	Range Resources Corp.
Bio-Rad Laboratories, Inc.	Hologic, Inc.	Sensata Technologies Holding PLC
BRP Inc.	Horace Mann Educators Corp.	Sonoco Products Co.
Brunswick Corp.	Host Hotels & Resorts, Inc.	Steelcase Inc.
Carter's, Inc.	Houghton Mifflin Harcourt Co.	STERIS plc
Cboe Global Markets, Inc.	Hubbell Incorporated	Syneos Health, Inc.
Cerner Corp.	Ingredion Incorporated	Tapestry, Inc.
Church & Dwight Co., Inc.	Insperity, Inc.	Tetra Tech, Inc.
CME Group Inc.	International Flavors & Fragrances Inc.	The Brink's Co.
CommScope Holding Co., Inc.	Kemper Corp.	The Dun & Bradstreet Corp.
Crescent Point Energy Corp.	Kinross Gold Corp.	The Hanover Insurance Group, Inc.
DENTSPLY SIRONA Inc.	Laureate Education, Inc.	The Scotts Miracle-Gro Co.
Edgewell Personal Care Co.	Lennox International Inc.	Torchmark Corp.
Edwards Lifesciences Corp.	LPL Financial Holdings Inc.	Urban Outfitters, Inc.
Encana Corp.	Lululemon Athletica Inc.	Varian Medical Systems, Inc.
Endo International plc	Mallinckrodt Public Limited Co.	Ventas, Inc.
EQT Corp.	Marathon Oil Corp.	Vornado Realty Trust
Equifax Inc.	Mattel, Inc.	Waters Corp.
Express, Inc.	McCormick & Co., Incorporated	Weatherford International plc
First American Financial Corp.	McDermott International, Inc.	Williams-Sonoma, Inc.
Fossil Group, Inc.	Murphy Oil Corp.	Wolverine World Wide, Inc.
Garmin Ltd.	Nasdaq, Inc.

72 Service Corporation International

ANNEXES

Annex C: Performance Unit Plan Peer Group

Agilent Technologies, Inc.	HNI Corp.	Popular, Inc.
Autozone Inc.	Huntington Bancshares Inc.	Prologis, Inc.
Brunswick Corporation	Kemper Corp.	Steris PLC
Cintas Corporation	KEYCORP	TD Ameritrade Holding Corp.
CNO Financial Group, Inc.	Legg Mason Inc	The Brink's Co.
Comerica Incorporated	Leggett & Platt, Incorporated	Torchmark Corp.
DENTSPLY SIRONA Inc.	MSC Industrial Direct Co. Inc.	Varian Medical Systems Inc.
Equifax Inc	Nasdaq, Inc.	Vornado Realty Trust
Hanover Insurance Group Inc.	PerkinElmer, Inc.	Waters Corp.
Herman Miller, Inc.	Pitney Bowes Inc.

2020 Proxy Statement 73

SERVICE CORPORATION INTERNATIONAL

1929 Allen Parkway
Houston, Texas 77019
713-522-5141
SCI-Corp.com
GeneralInquiries@Sci-Us.com

Investors:
Debbie Young - Director, Investor Relations
Phone: 713-525-9088
Email: InvestorRelations@Sci-Us.com

Media:
Jay Andrew - Director, Corporate Communications
Phone: 713-525-5235
Email: Press.Room@Sci-Us.com

SERVICE CORPORATION INTERNATIONAL
ATTN: INVESTOR RELATIONS
1929 ALLEN PARKWAY
HOUSTON, TX 77019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 12, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 12, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 10, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions..

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SERVICE CORPORATION INTERNATIONAL

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

		For	Against	Abstain
1a.	Alan R. Buckwalter	☐	☐	☐
1b.	Jakki L. Haussler	☐	☐	☐
1c.	Victor L. Lund	☐	☐	☐
1d.	Clifton H. Morris, Jr.	☐	☐	☐
1e.	Ellen Ochoa	☐	☐	☐
1f.	Thomas L. Ryan	☐	☐	☐
1g.	W. Blair Waltrip	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2.	Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal year ending December 31, 2020.	☐	☐	☐
3.	To approve, by advisory vote, named executive officer compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement AND Form 10-K are available at www.proxyvote.com

                  SERVICE CORPORATION INTERNATIONAL
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 13, 2020

The undersigned hereby appoints Thomas L. Ryan, Gregory T. Sangalis, and Eric D. Tanzberger, and each or any of them as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned, to attend the annual meeting of shareholders of Service Corporation International (the "Company") to be held in the Conference Center, Heritage I and II, Service Corporation International, 1929 Allen Parkway, Houston, Texas at 8:00 a.m. Central Time on May 13, 2020, and any adjournment(s) thereof, and to vote thereat the number of shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting.

This proxy, when properly executed, will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of Directors, FOR proposal 2, and FOR proposal 3.

   Continued and to be signed on reverse side